CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Exhibit 10.64

Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.

LIMITED LIABILITY COMPANY AGREEMENT

among

CALCASIEU PASS HOLDINGS, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

August 19, 2019

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

ii

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

SCHEDULES

Schedule A	—	Members
Schedule B	—	Tax Matters
Schedule C	—	Managers
Schedule D	—	Officers
Schedule E	—	Form of Certificates
Schedule F	—	Calculation of Conversion to Common Units
Schedule G	—	Initial Budget
Schedule H	—	Approved Sponsor Contracts

iii

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Calcasieu Pass Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 19, 2019 by and among the Company, Calcasieu Pass Funding, LLC, a Delaware limited liability company (“Sponsor Member”), and Stonepeak Bayou Holdings LP, a Delaware limited partnership (“Investor”).

WHEREAS the Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act (as defined below) on May 23, 2019;

WHEREAS, on or prior to the date hereof, Sponsor Member has contributed $549,500,000 to the Company in exchange for Class A Units (as defined below);

WHEREAS, Sponsor Member is a wholly-owned indirect subsidiary of Venture Global LNG, Inc. (“Sponsor”);

WHEREAS, on May 25, 2019, the Company, Sponsor and Investor entered into the Unit Purchase Agreement relating to the issuance and sale of the Preferred Units (as defined below);

AND WHEREAS Sponsor Member and Investor desire to establish certain rights and obligations between themselves as Members in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the meanings given below.

“Abandon” means any of the following:

(a)

the abandonment, suspension or cessation of construction or operations of the Project, in each case, for a period in excess of 60 consecutive days (other than as a result of Force Majeure so long as the Project Company is diligently attempting to resume or restart the Project); provided that if this is not accompanied by a formal, public announcement by the Project Company (or any of its Affiliates) of its intentions as set forth in clause (ii) below, such abandonment, suspension or cessation shall not have occurred unless, within 45 days following notice to the Project Company requesting the Project Company to deliver a certificate to the effect that it will resume construction or operation as soon as is commercially reasonable, the Project Company has not delivered such certificate or resumed such activities or, if such certificate is delivered, the Project Company has nevertheless not resumed such activities within 90 days following receipt of such notice;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(b)	a formal, public announcement by the Project Company (or any of its Affiliates) of a decision to permanently abandon, cease or indefinitely defer or suspend the Project for any reason; or

(c)	the Project Company (or any of its Affiliates) shall make any filing with FERC giving notice of the intent or requesting authority to permanently abandon the Project for any reason.

“Accrued Distribution” has the meaning set forth in the Sponsor Member LLC Agreement.

“Act” means the Delaware Limited Liability Company Act.

“Affiliate” means (and as applicable as part of its derivative “Affiliated” means), with respect to any Person, the following: (i) any other Person that directly or indirectly, through one or more intermediaries, Controls such Person and (ii) any other Person that is Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Approved by Company”, “Approved by the Board”, “Approval” or “Approved” means a proposal or action in respect of the Company that has been approved by the Board in accordance with Article IV (subject to and without limiting, in each case, any applicable requisite consent of any Member(s), to the extent otherwise expressly required hereunder).

“Available Cash” means (without duplication) all unrestricted and distributable cash and cash equivalents of the Company and its subsidiaries (including the Project Company and Pledgor), including (to the extent unrestricted and distributable) the amount of Net LNG Sales Proceeds, less any portion thereof set aside by the Board in order to make regularly scheduled payments or mandatory prepayments on indebtedness and to maintain reasonably adequate reserves for operations or anticipated distributions of a Special Class A Distribution Amount or a Special Class B Distribution Amount as reasonably determined by the Board.

“Board” means the board of managers of the Company.

“Budget” means, with respect to each Fiscal Year, a budget for the Project Company, TCP and their respective subsidiaries which (x) sets out in reasonable detail all planned acquisitions, capital or operating expenditures and other investments, if any, and (y) includes forecasts prepared by Officers of income statements and cash flow statements on a quarterly basis for the following Fiscal Year.

“Business Day” means a day other than Saturday, Sunday or statutory holiday on which commercial banks located in the city of New York, New York are open for business during normal banking hours.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“Calendar Year” means the period of 12 consecutive months starting on the first day of January at 12:00 a.m., Eastern standard time, and ending on the immediately following 31st day of December at 11:59 p.m. midnight, Eastern standard time. If any activity or event that is to be performed or that is to occur during or in respect of any Calendar Year established herein begins after January 1st of such Calendar Year, the period covered shall be the period from the time of commencement of the action or event through December 31st of the year in which the time of commencement occurs.

“Capital Contribution” means, subject to any limitations imposed by Legal Requirements, any contribution to the capital of the Company by a Member in respect of its Units in cash, property, the use of property, services or otherwise, whenever made.

“Certificate of Formation” means the certificate of formation of the Company as filed with the Secretary of State of the State of Delaware, as may be amended from time to time.

“Change in Control Event” has the meaning set forth in Section 6.03(b).

“Claims” has the meaning set forth in Section 3.11(b).

“Class A Units” has the meaning set forth in Section 3.02(b).

“Class B Manager” means the Manager selected and appointed by the Members holding Preferred Units or Class B Units, as applicable, in accordance with Section 4.01(b)(i) or either of the Managers selected and appointed by the Members holding Preferred Units or Class B Units, as applicable, in accordance with Section 4.01(b)(ii), as the case may be.

“Class B Units” has the meaning set forth in Section 3.02(b).

“Closing Date” means the date on which the conditions precedent to the sale and purchase of the Preferred Units under the Purchase Agreement shall have been satisfied or waived, the Preferred Units shall have been issued hereunder and the purchase price therefor shall have been paid.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation Date” means the date on which: (a) each of the LNG Facility and the Lateral Pipeline have achieved “substantial completion” (or the equivalent) under the Facility EPC Agreements and the Pipeline EPC Agreement, respectively, including satisfactory completion of all commissioning and testing specified therein, and the LNG Facility has commenced operations in accordance with all performance guarantees; (b) all Project Costs due and payable have been paid, including any liquidated damages and final payments under Key Project Contracts (to the extent required by the Project Financing Documents), and all punch list and other remaining Project Costs, including any bonuses or other incentive payments owing to any counterparty, have been quantified and appropriate amounts have been set aside for the payment of such costs to the extent not paid; (c) each Foundation LNG SPA (together with each other Key Project Contract) and each Governmental Authorization then required for the operation of the Project shall be in full force and effect and no material default shall exist under any such

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Key Project Contract or Governmental Authorization; (d) the Company shall have notified each buyer under its relevant Foundation LNG SPA that the LNG Facility has become commercially operable and “commercial operation” (or the equivalent) shall have been achieved under each Foundation LNG SPA within the required time period after such notice (upon which designated commercial volumes of LNG are required to be delivered and taken under, and in accordance with, each such Foundation LNG SPA, notwithstanding any delivery of commissioning volumes prior thereto); and (e) the construction loans under the Project Financing have converted to term loans in accordance with the Project Financing Documents and no default or event of default exists under the Project Financing Documents.

“Common Member” has the meaning set forth in Section 3.01.

“Common Units” has the meaning set forth in Section 3.02(b).

“Company” has the meaning set forth in the preamble.

“Confidential Information” means the terms of this Agreement and any other information concerning any matters affecting or relating to the business, operations, assets, results or prospects of the Company or its subsidiaries, including information regarding plans, budgets, processes, except to the extent that such information has already been publicly released (in a manner that does not violate or breach this Agreement).

“Control” means (and as applicable as part of its derivatives “Controls” and “Controlled” means) possession, directly or indirectly, of the power to vote 50% or more of the voting power of such Person or to otherwise direct or cause the direction of the management or policies of a Person, whether through ownership of the voting power of such Person, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 3.03.

“Covered Persons” has the meaning set forth in Section 3.11(a).

“Cure Date” has the meaning set forth in Section 4.01(b)(ii).

“Default Rule” means a provision of the Act that would apply to the Company unless otherwise provided in, or modified by, this Agreement.

“Distribution Rate” means:

(a)	prior to the eighth anniversary of the Closing Date, a rate of 10.0% per annum;

(b)

from and after the eighth anniversary of the Closing Date, a rate per annum equal to the sum of (i) 10.0% plus (ii) an additional 0.50% for every six-month period following such eighth anniversary, but shall in no event exceed 15.0% per annum.

“Dollars”, “dollars” or “$” means currency of the United States of America unless otherwise specifically indicated.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“Encumbrance” or “Encumbrances” means mortgages, charges, deeds of trust, security interests, pledges, liens, royalties, overriding royalty interests, preferential purchase rights or other encumbrances or burdens of any nature whether imposed by contract or operation of law.

“Entity” means any corporation (including any non-profit corporation), company, limited liability company, limited duration company, general partnership, limited partnership, limited liability partnership, joint venture, joint stock association, estate, trust, cooperative foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature recognized under the laws of any jurisdiction.

“Emergency” means a sudden or unexpected event which causes or imminently risks causing (a) substantial damage to the Project or any material portion or component thereof, (b) death of or injury to any natural person, (c) damage to natural resources (including wildlife) or the environment or (d) material noncompliance by the Company or its subsidiaries with applicable Legal Requirement or the terms of any Key Project Contract or the Project Financing Documents, in each case, reasonably requiring immediate remedial action of the Company or any of its subsidiaries.

“EPC Force Majeure” means a “Force Majeure” event under and as defined in any Facility EPC Agreement or the Pipeline EPC Agreement.

“Face Value” means, with respect to Preferred Units, an initial value of $400,000,000 as may be increased pursuant to Section 6.01.

“Facility EPC Agreements” means each of the following:

(a)

the Engineering, Procurement and Construction Agreement, dated as of November 21, 2018, by and between the Project Company and Kiewit Louisiana Co., as supplemented by Limited Notice to Proceed, dated as of December 21, 2018 and as amended by Amendment No. 1 to Engineering, Procurement and Construction Agreement, dated as of July 9, 2019, by and between the Project Company and Kiewit Louisiana Co., as supplemented by Change Order No. 1, dated March 19, 2019 and Change Order No. 2, dated July 24, 2019, together with the Guaranty, dated as of November 21, 2018, by Kiewit Energy Group Inc. in favor of the Project Company;

(b)

the Purchase Order Contract for the Sale of Liquefaction Train System, dated as of September 25, 2018, by and between the Project Company and GE Oil & Gas, LLC, as supplemented by Limited Notice to Proceed, dated as of September 25, 2018, and Change Order No. 1, dated as of June 24, 2019, by and between the Project Company and GE Oil & Gas, LLC, as supplemented by the Letter Agreement re: UOP Pre-Treatment System, dated as of June 24, 2019, by and between the Project Company and GE Oil & Gas, LLC, and as further supplemented by the Letter Agreement re: Guaranteed Substantial Completion Dates dated as of August 12, 2019, by and between the Project Company and GE Oil & Gas, LLC and together with the Guaranty Agreement, dated as of September 28, 2018 by General Electric Company in favor of the Project Company;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(c)

the Purchase Order Contract for the Sale of Power Island System, dated as of September 25, 2018, by and between the Project Company and GE Oil & Gas, LLC, as supplemented by Limited Notice to Proceed, dated as of February 5, 2019, and Change Order No. 1, dated as of June 24, 2019, by and between the Project Company and GE Oil & Gas, LLC, as supplemented by the Letter Agreement re: UOP Pre-Treatment System, dated as of June 24, 2019, by and between the Project Company and GE Oil and Gas, LLC and together with the Guaranty Agreement, dated as of September 28, 2018 by General Electric Company in favor of the Project Company;

(d)

the Engineering and Procurement Agreement relating to the pre-treatment system for the Calcasieu Pass LNG export and liquefaction facility in Cameron Parish, Louisiana, dated as of December 21, 2018, by and between the Project Company and UOP LLC, as amended by Amendment No. 1 to Engineering and Procurement Agreement, dated as of June 28, 2019, and supplemented by Limited Notice to Proceed, dated as of December 21, 2018, and Limited Notice to Proceed No. 2, dated as of June 28, 2019, by and between the Project Company and UOP LLC;

(e)

the Amended and Restated LNG Storage Tanks Engineering, Procurement and Construction Agreement, dated as of December 22, 2017, by and between the Project Company and CB&I LLC, as amended by Amendment No. 1 to Amended and Restated LNG Storage Tanks Engineering, Procurement and Construction Agreement, dated as of April 1, 2019, and Amendment No. 2 to Amended and Restated LNG Storage Tanks Engineering, Procurement and Construction Agreement, dated as of June 30, 2019, and supplemented by Anticipated LNTP, dated as of October 1, 2018, Limited Notice to Proceed No. 2, dated as of April 1, 2019, and Limited Notice to Proceed No. 3, dated as of June 30, 2019, by and between the Project Company and CB&I LLC;

(f)

the Construction Agreement relating to Marine Works, dated as of January 24, 2017, by and between the Project Company and Weeks Marine, Inc., as amended by Amendment No. 1 to Construction Agreement, dated as of December 13, 2017, Amendment No. 2 to Construction Agreement, dated as of October 5, 2018, Amendment No. 3 to Construction Agreement, dated as of March 5, 2019, and Amendment No. 4 to Construction Agreement, dated as of June 28, 2019, Amendment No. 5 to Construction Agreement, dated July 3, 2019, and supplemented by Anticipated LNTP, dated as of October 5, 2018, and Limited Notice to Proceed No. 2, dated as of February 22, 2019, by and between the Project Company and Weeks Marine, Inc. and Notice to Proceed, dated as of July 3, 2019, as supplemented by the Letter Agreement, dated as of July 3, 2019, between the Project Company and Weeks Marine, Inc.; and

(g)

the Construction Agreement relating to Storm Surge Wall, dated as of February 15, 2017, by and between the Project Company and Weeks Marine, Inc., as amended by Amendment No. 1 to Construction Agreement, dated as of December 13, 2017, Amendment No. 2 to Construction Agreement, dated as of October 5, 2018, Amendment No. 3 to Construction Agreement, dated as of March 5, 2019, and

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Amendment No. 4 to Construction Agreement, dated as of June 28, 2019, and supplemented by Anticipated LNTP, dated as of October 5, 2018, Limited Notice to Proceed No. 2, dated as of February 22, 2019, and Notice to Proceed, dated as of June 28, 2019, by and between the Project Company and Weeks Marine, Inc. as supplemented by the Letter Agreement, dated as of June 28, 2019, between the Project Company and Weeks Marine, Inc.

“Facility Expansion” means an expansion of the Project (including, without limitation, the addition of one or more liquefaction blocks, trains, supporting facilities and/or addition of compression to, a looping project relating to or another expansion of the Lateral Pipeline); provided, however, that any increases or improvements in the capacity or specifications of the Project as a result of de-bottlenecking or similar optimization initiatives shall not be considered to be a Facility Expansion.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” means either an EPC Force Majeure or an LNG SPA Force Majeure.

“Foundation LNG SPAs” means each of the following:

(a)

LNG Sales and Purchase Agreement (FOB), dated as of January 19, 2016, by and between Shell NA LNG LLC and the Project Company, as amended by First Amendment to LNG Sales and Purchase Agreement (FOB), dated as of June 27, 2016, by Second Amendment to LNG Sales and Purchase Agreement (FOB), dated as of December 7, 2016, by Third Amendment to LNG Sales and Purchase Agreement (FOB), dated as of March 27, 2017, and by Fourth Amendment to LNG Sales and Purchase Agreement (FOB), dated as of February 28, 2018, as amended and restated by Amended and Restated LNG Sales and Purchase Agreement, dated as of April 4, 2018, by and between Shell NA LNG LLC and the Project Company, as amended by First Amendment to Amended and Restated LNG Sales and Purchase Agreement (FOB), dated as of August 10, 2018 and Second Amendment to Amended and Restated LNG Sales and Purchase Agreement (FOB), dated as of June 14, 2019;

(b)

LNG Sales and Purchase Agreement (FOB), dated as of September 25, 2017, by and between Edison S.p.A. and the Project Company, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of February 28, 2018, Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of June 13, 2018, Amendment No. 3 to LNG Sales and Purchase Agreement (FOB), dated as of December 10, 2018 and Amendment No. 4 to LNG Sales and Purchase Agreement (FOB), dated as of June 10, 2019, and supplemented by Waiver of Condition Precedent, dated September 4, 2018, by Edison S.p.A.;

(c)

LNG Sales and Purchase Agreement (FOB), dated as of April 30, 2018, by and between Galp Energia E&P B.V. and the Project Company, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of December 20, 2018;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(d)	LNG Sales and Purchase Agreement (FOB), dated as of May 17, 2018, by and between BP Gas Marketing Limited and the Project Company;

(e)

LNG Sales and Purchase Agreement (FOB), dated as of August 14, 2018, by and between Repsol LNG Holding, S.A. and the Project Company, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of June 10, 2019;

(f)	LNG Sales and Purchase Agreement (FOB), dated as of September 28, 2018, by and between Polskie Górnictwo Naftowe I Gazownictwo Spółka Akcyjna and the Project Company; and

(g)	any Replacement SPA entered into by the Company in accordance with this Agreement.

“GAAP” has the meaning set forth in Section 5.03(a)(i).

“Governmental Authority” means any governmental authority, local authority or political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof or any quasi-governmental or private body having jurisdiction or entitled to exercise any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Independent Engineer” means Lummus Consultants International, and any successor nationally recognized engineering consultant to the Project serving in the role filled by Lummus Consultants International on the date of this Agreement.

“Initial Capital Contribution” has the meaning set forth in Section 3.02(c).

“Investment Fund” means any financial sponsor, investment fund, or any investment manager, administrator or advisor, or any similar firm or vehicle making financial investments in debt or equity securities or interests as part of the ordinary course of its business (in each case, including any alternative investment vehicles, parallel funds and parallel accounts, co-invest vehicles or other investment vehicles thereof), and any Affiliate thereof (excluding any such Affiliate that is a portfolio company, but for the avoidance of doubt including any such Affiliate that is a co-invest vehicle).

“Investor” has the meaning set forth in the preamble.

“Involved Parties” has the meaning set forth in Section 8.02(a).

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“IPO” means the initial sale of equity or equivalent securities of the Company, any of its subsidiaries or any successor to any of the foregoing (including pursuant to any restructuring, recapitalization or reorganization), to the public pursuant to an effective registration statement filed under the Securities Act (or any foreign reasonable equivalent).

“Key Project Contract” means each of the following:

(a)	each Facility EPC Agreement;

(b)	the Pipeline EPC Agreement;

(c)	each Foundation LNG SPA;

(d)	the Firm Transportation Service Agreement dated July 10, 2019, between TCP and the Project Company;

(e)	Interruptible Transportation Service Agreement dated July 10, 2019, between TCP and the Project Company;

(f)	the Precedent Agreement, dated as of November 14, 2018, by and between Texas Eastern Transmission, LP, and the Project Company as superseded by the service agreement described therein;

(g)

the Amended and Restated Precedent Agreement for Firm Natural Gas Transportation Service, dated as of December 21, 2018, by and between ANR Pipeline Company and the Project Company, as superseded by the service agreement described therein;

(h)	the Guarantee, dated as of February 4, 2016, issued by Shell Oil Company, in favor of the Project Company, as amended by First Amendment to Guarantee, dated as of March 5, 2018;

(i)	the Guarantee, dated as of May 17, 2018, by BP International Limited in favor of the Project Company;

(j)	the Guarantee, dated as of May 18, 2018, by Galp Energia, SGPS, SA in favor of the Project Company;

(k)	the Guarantee, dated as of August 18, 2018, by Repsol Exploracion, S.A. in favor of the Project Company;

(l)	any other guarantee delivered under a Foundation LNG SPA;

(m)

the long-term service agreement to be entered into between the Project Company and GE Oil & Gas, LLC in substantially the same form approved by the Investor following the date hereof, such consent not to be unreasonably withheld;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(n)	the Field Services Agreement, dated as of August 14, 2019, by and between the Project Company and GE Oil & Gas, LLC;

(o)	the Technical Advisor Services Agreement, dated as of July 29, 2019, by and between the Project Company and UOP LLC;

(p)	the Amended and Restated Ground Lease Agreement, dated as of June 20, 2019, by and between the Project Company and Henry Venture, LLC;

(q)	the Amended and Restated Ground Lease Agreement, dated as of July 15, 2019, by and between the Project Company and JADP Venture, LLC;

(r)	any replacement of any existing agreement described in (a) through (q) above and approved in accordance with this Agreement; and

(s)	any counterparty guarantee or other credit support of any of the foregoing.

“Lateral Pipeline” has the meaning set forth in the definition of Lateral Pipeline Project.

“Lateral Pipeline Project” means the development, design, financing, engineering, procurement, construction, installation, tying-in, testing, commissioning, completion, ownership, insurance, operation and maintenance of a 42-inch diameter, approximately 24-mile long natural gas pipeline (the “Lateral Pipeline”) that is being developed by TCP and that will extend to the LNG Facility from interconnection points within the vicinity of Grand Cheniere Station in Cameron Parish, Louisiana.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, any agreement with a Governmental Authority and the terms of any Governmental Authorization.

“Liquidation Event” has the meaning set forth in Section 6.03(a).

“Liquidation Price” means an amount equal to the Face Value, as increased by any accrued but unpaid distributions thereon.

“LNG Facility” means the 10.0 MTPA (nameplate) natural gas liquefaction and LNG export facility being developed by the Project Company in Cameron Parish, Louisiana, including: (i) nine modular approximately 1.25 MTPA natural gas liquefaction blocks, (ii) two 200,000 cubic meter cryogenic LNG storage tanks, (iii) a marine terminal with two ship-loading berths for LNG vessels up to 185,000 cubic meters in capacity, (iv) a 620 MW onsite combined cycle gas turbine power plant, (v) a natural gas pretreatment system capable of treating approximately 2,024 MMSCFD of natural gas, (vi) a perimeter wall currently anticipated to be 31 feet high on the north, east, and south sides of the terminal site and a 26.5 feet high berm on the west side of the terminal site and associated surge protection walls, (vii) administration and operating and maintenance buildings, (viii) all required utilities, instruments, control systems and piping, and (ix) all associated real property interests (including any leased real property).

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“LNG Facility Project” means the development, design, financing, engineering, procurement, construction, installation, tying-in, testing, commissioning, completion, ownership, insurance, operation and maintenance of the LNG Facility.

“LNG SPA Force Majeure” means a “Force Majeure” event under and as defined in any Foundation LNG SPA.

“Lock-Up Period” means, (a) in respect of any Member other than Sponsor Member, the period commencing on the date hereof and ending on the first year anniversary of the Commercial Operation Date, and (b) in respect of Sponsor Member, the period commencing on the date hereof and ending on the first year anniversary of the Commercial Operation Date or, solely in respect of any direct Transfer, the Redemption Date, if later than such first year anniversary.

“Manager” means a member of the Board.

“Member Indemnitors” has the meaning set forth in Section 3.11(d).

“Members” means Sponsor Member and Investor as owners of the Units, and “Member” means either one of them.

“MMSCFD” means million standard cubic feet per day.

“MTPA” means million tonnes of LNG per annum.

“Net LNG Sales Proceeds” means (without duplication) the total amounts received by the Company from the sale by the Company and its subsidiaries of LNG produced and loaded at the LNG Facility prior to the Commercial Operation Date (such period, the “Pre-Commercial Production Period”), less: (1) the aggregate amount of costs incurred by the Company and its subsidiaries in respect of all natural gas purchased to operate the LNG Facility or a portion thereof and produce LNG during the Pre-Commercial Production Period; (2) the aggregate amount incurred by the Company and its subsidiaries during the Pre-Commercial Production Period in respect of all natural gas transportation capacity; (3) the aggregate amount of costs incurred by the Company and its subsidiaries during the Pre-Commercial Production Period to operate the LNG Facility, including operating expenses, labor, consumables, port services, line handling charges, insurance costs, debt service, and sales and use, property, ad valorem or similar taxes; (4) the Company’s and its subsidiaries’ estimated income taxes on the Net LNG Sales Proceeds; (5) amounts paid by the Company and its subsidiaries under each LNG sales agreement entered into with respect to LNG sold during the Pre-Commercial Production Period, such as demurrage or other charges; (6) any amounts required to pay any incentive payments to any contractor, including payments of a portion of revenues; (7) working capital costs; and (8) general and administrative overhead for intercompany services during the Pre-Commercial Production Period, and after giving effect to any allocation of such proceeds to pay for Project Costs pursuant to the Project Financing Documents.

“New Subscriber” has the meaning set forth in Section 3.04(d).

“Non-Transferring Member” has the meaning set forth in Section 7.03(b).

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“Non-Transferring Member Offer” has the meaning set forth in Section 7.03(b).

“Officer” has the meaning set forth in Section 5.01(a).

“Party” means each of the Members and the Company individually, and “Parties” means the Members and the Company, collectively.

“Percentage Interest” means, as of any date of determination, as to any Common Member with respect to Common Units the quotient obtained by dividing (a) the number of Common Units held by such Member by (b) the total number of outstanding Common Units. For avoidance of doubt, the Percentage Interest with respect to any Preferred Member shall at all times be zero.

“Permitted Expansion” has the meaning set forth in Section 4.06.

“Permitted Upstream Transfer” means, (a) with respect to any Member that is or is Controlled by, or otherwise directly or indirectly owned in whole or in part by, an Investment Fund, any direct or indirect Transfer or issuance of equity ownership (i) in such Investment Fund that is generally passive (which, for purposes of this definition shall include equity ownership that does not (A) have the right to vote with respect to, or otherwise Control, the day-to-day management activities of such Investment Fund or (B) have more than customary limited rights or ability to participate in any decision-making with respect to any action or exercise any right of a Member under this Agreement, except for such rights as are generally provided under agreements generally applicable to (x) the investors in such Investment Fund or (y) investments by such Investment Fund), (ii) in the investment manager, administrator or advisor or other Person providing management, administrative or advisory services to such Investment Fund in the ordinary course of its and such Investment Fund’s business, or (iii) to such Investment Fund and (b) with respect to any Member, (i) any offering of equity securities of such Member, or of any Person directly or indirectly having equity ownership of such Member, to the public pursuant to an effective registration statement filed under the Securities Act (or any foreign reasonable equivalent), (ii) any Transfer of equity securities of such Member, or of any Person directly or indirectly having equity ownership of such Member, that are listed on a national securities exchange and registered under the Securities Exchange Act of 1934 (or any foreign applicable law), (iii) any Transfer of equity securities of Sponsor and (iv) any Transfer of equity ownership of Sponsor Member in accordance with the Sponsor Member LLC Agreement, provided, in each case of (a) and (b) above, that the transferee is not a Prohibited Person.

“Person” means any individual (including a personal representative), trust, Entity or Governmental Authority.

“PIK Distribution” has the meaning set forth in Section 6.01(a).

“PIK Units” has the meaning set forth in Section 6.01(a).

“Pipeline EPC Agreement” means the Pipeline Construction Agreement, dated as of January 23, 2019, by and between TPC and WHC, LLC, as amended by Amendment No. 1 to Pipeline Construction Agreement, dated as of June 28, 2019, and supplemented by LNTP No. 1 dated as of January 24, 2019 and LNTP No. 2 dated as of January 25, 2019, Change Order No. 1, dated as of June 13, 2019, Change Order No. 2, dated as of June 14, 2019, Change Order No. 3, dated as of July 19, 2019, and Full Notice to Proceed, dated as of June 28, 2019, by and between TCP and WHC, LLC.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“Pledgor” means Calcasieu Pass Pledgor, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company.

“Pre-Emptive Allocation” has the meaning set forth in Section 3.04(a).

“Pre-Emptive Right Holder” has the meaning set forth in Section 3.04(a).

“Preferred Member” has the meaning set forth in Section 3.01.

“Preferred Preference Amount” has the meaning set forth in Section 6.03(a).

“Preferred Units” has the meaning set forth in Section 3.02(b).

“Prohibited Person” means any Person (other than Investor or Sponsor Member) that (i) is a foreign national oil or gas company, (ii) together with all of its Affiliates (taken as a whole) is primarily engaged in the business of developing, owning, or operating a greenfield national gas liquefaction project located in North America or an LNG export terminal located in North America; provided that this subpart (ii) shall not include Investment Funds investing in portfolio companies that qualify as Prohibited Persons pursuant to this subpart (ii); and provided, further, that such Person shall have entered into appropriate confidentiality arrangements and otherwise implemented and shall maintain internal institutional information barriers to prevent the disclosure to and use of the information of the Company and its Affiliates in respect of, for the benefit of or by such portfolio companies, (iii) is (or has any Affiliate, excluding portfolio companies, that is) engaged in any material litigation against the Company, its subsidiaries, the other Members or any of their respective Affiliates, (iv) any Investment Fund whose investment mandate is primarily to make financial investments in distressed equity or distressed debt securities (“Vulture Funds”), or any Affiliate of any such Vulture Fund that is reasonably identifiable based on the name of such Affiliate; provided, that this clause (iv) shall not include Affiliated Investment Funds, or portfolio companies or other Affiliates, of Vulture Funds, that do not have an investment mandate that is primarily to make financial investments in distressed equity or distressed debt securities so long as such Person shall have entered into appropriate confidentiality arrangements and otherwise implemented and shall maintain internal institutional information barriers to prevent the disclosure to and use of the information of the Company and its Affiliates in respect of, for the benefit of or by such Vulture Fund, or (v) is (or has any Affiliate that is) subject to and will cause the Company or any of its subsidiaries to become subject to sanctions, counterterrorism, anti-money laundering or criminal actions or civil complaints predicated on fraud, corruption or material securities law violations, or any laws or proceedings similar to the foregoing.

“Project” means the LNG Facility Project or the Lateral Pipeline Project, individually or collectively.

“Project Company” means Venture Global Calcasieu Pass, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, procuring, purchasing, developing (including costs incurred in connection with preparing for and implementing a Project Financing), optioning, permitting, insuring, constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, site preparation, materials, spare parts, gas, transportation, pre-commercial operation operating costs and labor for) the Project, together with financing costs, including interest during construction and reserves.

“Project Financing” means all Project level debt financing for the construction, operation and maintenance of the Project to be obtained by the Project Company and/or TCP from one or more Senior Lenders.

“Project Financing Documents” means the documents evidencing or setting forth the terms and conditions of the Project Financing.

“Qualifying LNG SPA” means a LNG sales and purchase agreement (FOB) entered into by the Project Company in accordance with the Project Financing Documents having (i) a contract term in excess of one (1) year and (ii) an average fixed facility charge (on a per MMBtu basis) sold by the Company and its subsidiaries during any Calendar Year after the Commercial Operation Date equal to $[***]/MMBtu or greater.

“Quarterly Distribution Date” means the distribution date established by the Board as promptly as practicable following the last day of each calendar quarter (which shall, in any case, occur no later than thirty (30) days following the last day of such calendar quarter).

“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable international standards (including International LNG Terminal Standards (as such term is defined in a Foundation LNG SPA)) and practices and regulations and Governmental Authorizations, engaged in the same type of undertaking under the same or similar circumstances and conditions.

“Redeemable Preferred Unit Holders” means the Redeemable Preferred Unit purchasers party to the Redeemable Preferred Unit Purchase Agreement and any assignee of such person’s interest in the Redeemable Preferred Units pursuant to the Sponsor Member LLC Agreement.

“Redeemable Preferred Unit Purchase Agreement” means the Unit Purchase Agreement, dated as of May 25, 2019, by and among Sponsor, Sponsor Member and the purchaser party thereto.

“Redeemable Preferred Units” means the Redeemable Preferred Units issued by Sponsor Member pursuant to the terms of the Sponsor Member LLC Agreement.

“Redemption Date” means the date on which all of the outstanding Redeemable Preferred Units have been redeemed in full pursuant to the terms of the Sponsor Member LLC Agreement.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“Related Party” means any Member or any of their respective Affiliates, or any other Person who does not deal at arm’s length with the Company, excluding any wholly-owned subsidiary of the Company.

“Replacement SPA” has the meaning set forth in Section 4.03(a)(xviii)(3).

“ROFO Notice” has the meaning set forth in Section 7.03(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Executing Action” has the meaning set forth in Section 4.07(a).

“Senior Lenders” means the commercial banks and other institutional lenders (including any such lenders purchasing debt securities of the Project Company and/or TCP) that are party to the Project Financing, together with any agent or trustee therefor.

“Special Class A Distribution Amount” means, in the event that the average fixed facility charge (on a per MMBtu basis) of Uncontracted Nameplate Capacity sold by the Company and its subsidiaries during any Calendar Year after the Commercial Operation Date is greater than $[***]/MMBtu (such amount, the “Uncontracted Ceiling Amount”), an amount equal to (a)(i) the average fixed facility charge (on a per MMBtu basis) of such Uncontracted Nameplate Capacity for such Calendar Year minus (ii) the Uncontracted Ceiling Amount multiplied by (b) the amount of volumes utilizing Uncontracted Nameplate Capacity sold by the Company and its subsidiaries during such Calendar Year multiplied by (c) the aggregate Percentage Interest held by the Members holding Class B Units.

“Special Class B Distribution Amount” means in the event that the average fixed facility charge (on a per MMBtu basis) of Uncontracted Nameplate Capacity sold by the Company and its subsidiaries during any Calendar Year after the Commercial Operation Date is less than $[***]/MMBtu (such amount, the “Uncontracted Floor Amount”), an amount equal to (a) (i) the Uncontracted Floor Amount minus (ii) the average fixed facility charge (on a per MMBtu basis) of such Uncontracted Nameplate Capacity for such Calendar Year multiplied by (b) the amount of volumes utilizing Uncontracted Nameplate Capacity sold by the Company and its subsidiaries during such Calendar Year multiplied by (c) the aggregate Percentage Interest held by the Members holding Class B Units.

“Specified Covered Persons” has the meaning set forth in Section 3.11(d).

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Contract” means any contract or agreement between the Company or any of its subsidiaries, on the one hand, and Sponsor, Sponsor Member (or other holder or Affiliated group of holders of at least fifty (50%) of the outstanding Class A Units) or any Affiliate thereof, on the other hand.

“Sponsor Member” has the meaning set forth in the preamble.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

“Sponsor Member LLC Agreement” means the limited liability company operating agreement of the Sponsor Member attached as Exhibit A to the Redeemable Preferred Unit Purchase Agreement.

“Step-In Right” has the meaning set forth in Section 4.01(b)(ii).

“Tag Price” has the meaning set forth in Section 7.04(a).

“Tag-Along Member” has the meaning set forth in Section 7.04(a).

“Tag-Along Notice” has the meaning set forth in Section 7.04(a).

“Tag-Along Right” has the meaning set forth in Section 7.04(a).

“Tag-Along Sale” has the meaning set forth in Section 7.04(a).

“Tag-Along Transferee” has the meaning set forth in Section 7.04(a).

“TCP” means TransCameron Pipeline, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company.

“Transfer” (a) when used as a verb, means, directly or indirectly, to sell, grant, assign, create an Encumbrance on, pledge, charge or otherwise convey, or dispose of or commit to do any of the foregoing (and “Transferred” shall have the correlative meaning) and (b) when used as a noun, means a direct or indirect sale, grant, assignment, Encumbrance, pledge, charge, conveyance or other disposition (and “Transferor” and “Transferee” shall have the correlative meaning). For avoidance of doubt, any sale, assignment, or other transfer of any part or all of Investor by any parent entity of Investor shall constitute a Transfer.

“Transferring Member” has the meaning set forth in Section 7.03(b).

“Uncontracted Nameplate Capacity” means the portion of the 10.0 MTPA nameplate liquefaction capacity of the LNG Facility that has not been sold by the Project Company pursuant to a Foundation LNG SPA or a Qualifying LNG SPA on or after the Commercial Operation Date.

“Unit Purchase Agreement” means that certain unit purchase agreement dated as of May 25, 2019 by and among Investor, Sponsor and the Company.

“Units” means the units into which the interests in the Company are divided.

“Vote” has the meaning set forth in Section 4.02(e).

“Vulture Funds” has the meaning set forth in the definition of Prohibited Person.

Section 1.02 Interpretation, Etc.

This Agreement is the result of negotiations among the Parties, and the terms and provisions hereof (except where otherwise defined or the context otherwise requires) shall be construed in accordance with their usual and customary meanings. The captions or headings of

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. Insofar as is permissible under applicable Legal Requirements, the Parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed agreement or any earlier draft of the same. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section or Schedule shall be to a Section or Schedule, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The phrases “directly or indirectly” or “direct or indirect”, when used in the context of ownership, holdings, Control, Transfer, investment or acquisition include ownership, holdings, Control, Transfer, investment or acquisition, as applicable, through a chain of direct or indirect beneficial ownership or Control of one or more Persons. Where any provision in this Agreement refers to Transfers by any Person, such provision will be applicable whether such Transfer is made directly by such Person or by any Person directly or indirectly owning or holding any equity interests in such Person (it being understood and agreed, for the avoidance of doubt, that the provisions of this Agreement relating to any Transfer by any Member or any Transfer of the equity interests then owned by any Member shall be deemed to also apply to any Transfer of any equity interests in any Person directly or indirectly holding any equity interests in such Member). As used herein, the terms “portfolio company” and “co-invest vehicle” shall have the meanings commonly ascribed to such terms in the private equity industry. The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context otherwise expressly requires, the word “or” shall not be exclusive and shall have the inclusive meaning implied by “and/or”. References in this Agreement to any Person shall mean and be a reference to such Person and its successors and permitted assigns (including in the case of any Member, such Member’s direct Transferees in respect of any Units directly Transferred in accordance with this Agreement). References in this Agreement to any agreement or contract, unless otherwise specified, shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. References in this Agreement to any Person shall mean and be a reference to such Person and its successors and permitted assigns (including in the case of any Member, such Member’s direct Transferees to the extent permitted under this Agreement). Where the term “subject to applicable Legal Requirements” is used, any applicable Legal Requirement shall govern or limit the referenced matter or action except to the extent that such Legal Requirement can be waived or overridden by agreement, in which case such Legal Requirement shall be deemed to have been waived and overridden by this Agreement to the extent that terms hereof conflict with such Legal Requirement within the limits of such permitted waiver or override. If and to the extent there is such a conflict which cannot be avoided, the Parties will work together in good faith using all available legal means (within reason) to carry into effect the intent of the Parties as evidenced by this Agreement.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Section 1.03 Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule A	—	Members
Schedule B	—	Tax Matters
Schedule C	—	Managers
Schedule D	—	Officers
Schedule E	—	Form of Certificates
Schedule F	—	Calculation of Conversion to Common Units
Schedule G	—	Initial Budget
Schedule H	—	Approved Sponsor Contracts

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.01 Formation.

The Company was formed on May 23, 2019 pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

Section 2.02 Name.

The name of the Company is “Calcasieu Pass Holdings, LLC”. All business of the Company will be conducted in such name or such other name as is Approved by the Board.

Section 2.03 Purpose.

The purpose of the Company shall be to engage in any lawful business, purpose or activity that may be engaged in by a limited liability company organized under the Act.

Section 2.04 Principal Place of Business; Foreign Qualifications.

The principal place of business of the Company shall be located at such location as may hereafter be determined by the Board. The location of the Company’s principal place of business may be changed by the Board from time to time in accordance with the then applicable provisions of the Act and any other applicable Legal Requirements. The Board may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates to establish, continue or terminate the qualification of the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Section 2.05 Fiscal Year.

The fiscal year for the Company shall be the Calendar Year.

Section 2.06 Registered Office; Registered Agent.

The address of the registered office of the Company as of the date of this Agreement is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company on the date of this Agreement is The Corporation Trust Company. The Board may designate another registered agent or registered office from time to time in accordance with the then applicable provisions of the Act and any other applicable Legal Requirements.

Section 2.07 Powers.

The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.03.

Section 2.08 Term.

The term of the Company commenced on the date of the initial filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in perpetuity, unless sooner terminated in accordance with Article X or the Act.

Section 2.09 Title to Property.

All real and personal property owned or leased by the Company shall be owned or leased by the Company as an entity and no Member shall have any ownership or leasehold interest in such property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

Section 2.10 No Liability to Third Parties.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager or officer.

Section 2.11 Other Business Opportunities; Independent Acquisition of Properties.

Subject to the express terms of Section 4.06 but otherwise notwithstanding anything to the contrary in this Agreement or the Act, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to either Member or to any Manager. Except as expressly provided in this Agreement, each Member shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with operations conducted hereunder, without consulting the other Member. Neither Sponsor Member nor any Manager appointed by Sponsor

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Member shall have any duty to the Company or any Member by reason of this Agreement to present any particular corporate, business or investment opportunity (including any opportunity with respect to the sale and purchase of LNG) to the Company or any Member, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company or any of its subsidiaries, and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law, and each Sponsor Member shall continue to have the right to take for its own accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular opportunity. Neither Investor nor any Manager appointed by Investor shall have any duty to the Company or any Member by reason of this Agreement to present any particular corporate, business or investment opportunity to the Company or any Member, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company or any of its subsidiaries, and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law, and each Investor shall continue to have the right to take for its own accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular opportunity. To the fullest extent permitted by applicable law, each Member (in its own name and in the name and on behalf of the Company) expressly waives any conflicts of interest or potential conflicts of interest and agrees that no Member or its Affiliates shall have any liability to any Member, any Affiliate thereof, or the Company with respect to such business or investment opportunities or any such related direct competition, conflicts of interest or potential conflicts of interest, and none of the same shall constitute a breach of this Agreement or of any duty expressed or implied by law to any Member or the Company. Each Member (in its own name and in the name and on behalf of the Company) acknowledges, affirms and agrees that (i) the execution and delivery of this Agreement by the Members is of material benefit to the Company and the Members, and that no Member would be willing to (x) execute and deliver this Agreement, and (y) hold the Units, without the benefit of this Section 2.11 and the agreement of the parties; and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Act.

Section 2.12 No Agency.

Nothing contained in this Agreement or in the Certificate of Formation shall be deemed to constitute any Member the partner of any other Member, respectively, to create any fiduciary relationship between them, nor, except as otherwise herein expressly provided, to constitute any Member the agent or legal representative of any other Member, respectively. No Member shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Member in its individual capacity, except as otherwise expressly provided herein. Each Member shall indemnify, defend and hold harmless the other Member and its Affiliates, their directors, managers, officers, employees, agents and attorneys, and any Managers elected at the instance of the indemnified Member, from and against any and all losses, claims, damages and liabilities arising out of any act or assumption of liability by the indemnifying Member or any of their respective directors, managers, officers, employees, agents or attorneys or any Managers elected at the instance of it, done or undertaken, or apparently done or undertaken, on behalf of the other Member or the Company, except pursuant to authority expressly granted in the Certificate of Formation or in this Agreement or conferred in writing by the Board. Nothing in this Section 2.12 shall be deemed to lessen any power or authority, express or implied, of any director, manager, officer or committee of the Company.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Section 2.13 Priority of Agreements; Default Rules.

(a) This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent permitted by applicable Legal Requirements and the Act and as among the Members, the provisions of this Agreement shall apply to any matter related to the Company that is not covered by the Certificate of Formation. In the event of any inconsistency between the terms and conditions of the Certificate of Formation and the terms and conditions of this Agreement, the terms and conditions of this Agreement, to the extent permitted by the Act, shall apply by the means set out in the following sentence. The Members shall, subject to the Act, take such action as may be appropriate, including amending the Certificate of Formation, to remove such conflict, ambiguity or inconsistency and to permit the Company and its affairs to be carried on in accordance with this Agreement.

(b) Regardless of whether this Agreement specifically refers to a particular Default Rule, to the extent permitted under the Act, (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement shall control and such Default Rule is hereby modified or negated accordingly and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, such Default Rule is hereby modified or negated accordingly.

Section 2.14 Liability Several.

The rights, duties, obligations and liabilities of the Members under the Certificate of Formation and this Agreement shall be several and not joint or collective. Each Member shall be responsible only for its obligations as set out in the Certificate of Formation and in this Agreement and shall be liable only for its share of costs and expenses as provided herein.

Section 2.15 Capacity of Members.

(a) General. As of the date hereof, Sponsor Member represents and warrants to Investor and Investor represents and warrants to Sponsor Member that, with respect to itself:

(i) it is duly organized and in good standing in its place of organization;

(ii) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all limited liability company and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(iii) it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the execution or implementation of this Agreement;

(iv) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(v) it owns its Units free of any Encumbrances (other than those set forth in this Agreement);

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(vi) no Person has any right or option to acquire from it or its Affiliates, directly or indirectly, any right, title or interest of any nature in or to its Units; and

(vii) it is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(b) Survival. The representations and warranties contained in Section 2.15(a) shall survive the execution hereof for a period of two years from the date hereof. The time permitted for bringing a claim may be affected by any applicable limitation periods under applicable Legal Requirement of the State of Delaware.

Section 2.16 U.S. Tax Provisions.

This Agreement shall incorporate the U.S. tax provisions of Schedule B, which shall constitute an integral part of this Agreement; including provisions requiring the Company to establish and maintain capital accounts for each Member and to allocate items of income, gain, deduction, loss and credit to such capital accounts. So long as the Company is treated as a partnership for federal income tax purposes, to ensure that Units are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Treasury Regulations Section 1.7704-1(c), (i) the Company shall not participate in the establishment of any such market or the inclusion of its Units thereon, and (ii) the Company shall not recognize any Transfer made on any such market by: (A) redeeming the Transferring Member (in the case of a redemption or repurchase by the Company); or (B) admitting the Transferee as a Member or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company; provided, however, that this Section 2.16 shall not apply if one or more of the secondary market safe harbors described in Treasury Regulations Section 1.7704-1 applies.

ARTICLE III.

MEMBERS

Section 3.01 Members.

The Members of the Company as of the date of this Agreement and their addresses shall be listed on Schedule A and said schedule shall be amended from time to time to reflect the withdrawal of Members and the admission of additional Members pursuant to this Agreement without requiring an amendment to this Agreement. The Members shall constitute a single class or group of members of the Company for all purposes of the Act, unless otherwise explicitly provided herein. The Board shall promptly notify the Members of any changes in Schedule A, which (to the extent in accordance with this Agreement) shall constitute the record list of the Members for all purposes of this Agreement and the Board shall provide a copy of Schedule A to any Member upon request. Members may designate a different address by a notice given to the Company and, upon delivery of such notice, the Board shall so amend Schedule A hereto to reflect such change and provide a copy of such amended Schedule A to each Member. Members holding (a) Preferred Units are individually referred to herein as a “Preferred Member” and collectively as the “Preferred Members” and (b) Members holding Common Units are individually referred

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

to herein as a “Common Member” and collectively as the “Common Members”; provided that to the extent that Members hold more than one class of Units, the term “Preferred Member” shall only refer to any Member holding Preferred Units with respect to its Preferred Units only and the term “Common Member” shall only refer to any Member holding Common Units with respect to its Common Units only.

Section 3.02 Units.

(a) General. The Members shall have no interest in the Company other than the interest conferred by this Agreement representing, with respect to any Member at any particular time, that Member’s membership interests (including its rights as a Member hereunder), which shall be represented by such Member’s Units. Every Member by virtue of having become a Member shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto. Ownership of a Unit shall not entitle a Member to any title in or to the whole or any part of the property of the Company or right to call for a partition or division of the same by court decree or operation of law or for an accounting, or for the right to own or use particular or individual assets of the Company or any of its subsidiaries. Except as expressly provided herein, each Member agrees and acknowledges that the business and affairs of the Company shall be managed exclusively by the Board.

(b) Initial Designation.

(i) The Company is initially authorized to have three (3) classes of Units, designated as Class A Common Units (“Class A Units”), Class B Common Units, which, for the avoidance of doubt, shall (subject to Section 6.02(a)) rank pari passu with the Class A Units as to distribution rights and distributions upon liquidation, winding-up and dissolution of the Company (“Class B Units” and, together with Class A Units, “Common Units”) and Preferred Units (“Preferred Units”). Except as expressly provided herein, including subject to Section 3.04 and Section 4.03, the Board has the exclusive authority to issue Units and to authorize additional Units for issuance. The Units issued to a Member may be represented by a certificate, at the request of such Member.

(ii) The Preferred Units, with respect to distribution rights and distributions upon liquidation, winding-up and dissolution of the Company, rank:

(A) senior to all Common Units, and to each other class of Units established after the date hereof by the Board, the terms of which do not expressly provide that it ranks senior to or pari passu with the Preferred Units as to distribution rights and distributions upon liquidation, winding-up and dissolution of the Company;

(B) ratably with any class of Units established by the Board and issued by the Company, the terms of which expressly provide that such class or series will rank pari passu with the Preferred Units as to distribution rights and distributions upon the liquidation, winding-up and dissolution of the Company; and

(C) junior to any class of Units established by the Board and issued by the Company, the terms of which expressly provide that it ranks senior to the Preferred Units as to distribution rights and distributions upon the liquidation, winding-up and dissolution of the Company.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(iii) The Common Units, with respect to distribution rights and distributions upon liquidation, winding-up and dissolution of the Company, rank:

(A) junior to all Preferred Units and any class of Units established by the Board and issued by the Company, the terms of which expressly provide that it ranks senior to the Common Units as to distribution rights and distributions upon the liquidation, winding-up and dissolution of the Company.

(B) ratably with any class of Units established by the Board and issued by the Company, the terms of which expressly provide that such class or series will rank pari passu with the Common Units as to distribution rights and distributions upon the liquidation, winding-up and dissolution of the Company.

(c) Initial Capital Contribution. Each Member has made or is deemed to have made an initial Capital Contribution, if any, allocated among Units on Schedule A (each, an “Initial Capital Contribution”). Schedule A shall also set forth the agreed upon initial capital account of each of Sponsor Member and Investor. No Member shall be required to make any additional Capital Contributions to the Company without the consent of such Member. Any non-cash contributions will be valued at their fair market value, as determined in good faith by the Board and in accordance with the definition of “Carrying Value” set forth in Schedule B.

(d) Certificates. The Company hereby irrevocably elects that all of the Units shall constitute securities within the meaning of Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing the Units shall bear the following legend: “THIS CERTIFICATE EVIDENCES A MEMBERSHIP INTEREST IN CALCASIEU PASS HOLDINGS, LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.” All Units shall be represented by a certificate in the form of Schedule E attached hereto and, accordingly, each such certificate shall be deemed to be a “certificated security” within the meaning of the UCC. This Section 3.02(d) may not be amended or modified so long as any of the Preferred Units or Common Units are subject to a pledge or hypothecation without the prior written consent of such pledgee (or the transferee of such pledgee).

(e) No Reduction in Member’s Units. Except as otherwise provided in this Agreement or any award hereunder, the number of Units held by a Member shall not be reduced without such

Member’s consent.

Section 3.03 Conversion.

Upon the earlier of (a) the Commercial Operation Date and (b) both (i) a Liquidation Event (or event that the Preferred Members have elected to have treated as a Liquidation Event in accordance with Section 6.03) and (ii) an election by Investor to convert (clause (a) or (b), the “Conversion Date”), all Preferred Units shall automatically be converted, without the payment of

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

any additional consideration, into a number of fully paid and non-assessable Class B Common Units calculated in accordance with Schedule F. If any PIK Units are outstanding on the Conversion Date (which, for the avoidance of doubt, shall include any PIK Units issued on the Conversion Date pursuant to Section 6.01(a)), such PIK Units will be converted into an additional Percentage Interest in Class B Units calculated in accordance with Schedule F. If a closing of a Liquidation Event (or event that the Preferred Members have elected to have treated as a Liquidation Event in accordance with Section 6.03) occurs and Investor has elected to convert its Preferred Units, all outstanding Preferred Units shall be deemed to have been converted into shares of Class B Common Units immediately prior to such closing.

Section 3.04 Pre-Emptive Rights.

(a) Each Member (for the purpose of this Section 3.04, each a “Pre-Emptive Right Holder”) shall have the right to purchase such Pre-Emptive Right Holder’s Percentage Interest calculated assuming that a conversion pursuant to Section 3.03 has occurred as of such date (for the purpose of this Section 3.04, the “Pre-Emptive Allocation”) of any new Units that the Company may, from time to time, propose to sell and issue, including with respect to a Permitted Expansion pursuant to Section 4.06.

(b) In the event the Company proposes to undertake an issuance of new Units, it will give each Pre-Emptive Right Holder written notice of such issuance (which notice shall be delivered at least forty-five (45) days prior to such issuance), describing the new Units and the price and terms upon which the Company proposes to issue the same, and setting forth the number of shares or other number of new Units which such Member is entitled to purchase pursuant to such Member’s Pre-Emptive Allocation and the aggregate purchase price therefor. Each Pre-Emptive Right Holder will have thirty (30) days from the date of delivery of any such notice from the Company to agree to purchase new Units in an amount equal to such Member’s Pre-Emptive Allocation, for the price and upon the terms specified in the notice (provided, however, that the Pre-Emptive Right Holders shall be entitled to pay cash in lieu of any non-cash consideration) by giving written notice to the Company and stating therein the quantity of new Units to be purchased.

(c) In the event that after said thirty (30) day period (or, as applicable, such forty-five (45) day period) there exists any amount of new Units that have not been agreed to be purchased pursuant to the foregoing Section 3.04(b), the Company will (i) reoffer such Units to any Members that have fully subscribed for their Pre-Emptive Allocation, which Members will have fifteen (15) days to elect to acquire any or all such additional new Units (allocated based on their respective Pre-Emptive Allocations to the extent oversubscribed) and (ii) to the extent thereafter there remain any new Units that have not been agreed to be purchased, have one hundred eighty (180) days thereafter to sell such unsubscribed new Units, at a price no more favorable and upon such other terms not materially more favorable (taken as a whole) to the purchasers thereof than those specified in the Company’s notice. Any dilution of a Member’s Percentage Interest in connection with an issuance pursuant to this Section 3.04 shall be calculated in accordance with Schedule F. In the event the Company has not sold such new Units within said 180-day period, the Company will not thereafter issue or sell any new Units without first offering such new Units to each Pre-Emptive Right Holder in the manner provided above.

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(d) Notwithstanding the requirements of Section 3.04(a), in the event that the Board reasonably determines in good faith that there are circumstances which would materially disadvantage (1) the Sponsor Member and the Investor in the same manner or (2) the Company, the Company may proceed with any issuance prior to having complied with the provisions of Section 3.04(a), provided, however, that the Company shall:

(i) provide each Pre-Emptive Right Holder with (i) prompt notice of (which in any event shall be no less than five (5) Business Days after) such issuance and (ii) the notice described in Section 3.04(a), in which the actual price per unit of new Units shall be set forth;

(ii) offer to issue to such Pre-Emptive Right Holder such number of new Units of the type issued in the issuance as may be requested by such Pre-Emptive Right Holder (not to exceed such Member’s Pre-Emptive Allocation) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance (“New Subscribers”) received;

(iii) keep such offer open for a period of forty-five (45) days, during which period, each such Pre-Emptive Right Holder may accept such offer by sending a written acceptance to the Company and stating therein the quantity of new Units to be purchased, which in the event such acceptances in the aggregate exceed the quantity of new Units, shall be cut back proportionately so as not to exceed such Member’s Pre-Emptive Allocation of the new Units not subscribed for by other Pre-Emptive Right Holders; and

(iv) repurchase from the New Subscribers such number of new Units equal to the number of new Units acquired by the Pre-Emptive Right Holders under this Section 3.04(d) at the actual price per unit of the applicable new Units (with the net effect of such actions contemplated by the foregoing clauses (i) through (iii) and this clause (iv) being that the New Subscribers and Pre-Emptive Right Holders are in the same position as they would have been had Section 3.04(a) through Section 3.04(c) been followed).

Section 3.05 Action by Members.

No annual meeting of Members is required to be held. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting if one or more written consents to such action shall be signed by the Members holding the amount of Units required to approve the action being taken. Such written consents shall be delivered to the Board at the principal office of the Company and to any Member that did not sign such written consent and, unless otherwise specified in any unanimous written Member consent, shall be effective on the date when the consent is so delivered and notice thereof is provided. The Board shall give prompt notice to all Members who did not consent to any action taken by written consent of Members without a meeting. No Person holding a Unit shall have any right to vote, approve, consent or participate in any decision by the Company or the Board in any way except as specifically set forth herein or as required by applicable law.

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Section 3.06 Voting Rights.

Except as otherwise specifically provided herein or required by law, each outstanding Common Unit shall entitle the holder thereof to one vote on all matters for which the holders of Common Units are entitled to vote. Unless otherwise required by the Act or specified elsewhere in this Agreement, all approvals and consents to be taken or given by the Members shall require the affirmative vote or the written consent in accordance with Section 3.05 of the holders of a majority of the Percentage Interest entitled to vote thereon.

Section 3.07 Limitation of Liability of Members.

Except as otherwise provided in the Act, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and no Member shall be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its capital account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by the Act or other applicable law. The failure of the Company to observe any formalities relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members, Managers, or Officers responsible for any liability of the Company.

Section 3.08 Unit Transfers.

No Member shall, during the term of this Agreement, Transfer any of the Units now owned or hereafter acquired by it, except in compliance with the provisions this Agreement. The Company will not cause or permit the Transfer of its Units to be made on its register or other books unless the Transfer is permitted or required by the provisions hereof, and will not issue any Units or other equity interests whether by original issue, in connection with the sale of any outstanding equity interests of Company or in connection with any Transfer, except in accordance with the terms hereof. All Transfers of a Member’s Units shall be subject to the limitations on transferability set forth in Article VII. A notice reflecting the substance of such restrictions shall be entered in Schedule A.

Section 3.09 No Right to Withdraw.

Except as set forth in Article VII with respect to Transfers of Units, no Member shall have any right to resign or withdraw from the Company without the written consent of the other Members. Any Member resigning or withdrawing in contravention of this Section 3.09 shall indemnify, defend and hold harmless the Company and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal. No Member shall have any right to receive any distribution or the repayment of its Capital Contribution, except as provided in Article VI. For the avoidance of doubt, any Member

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

wrongfully resigning or withdrawing from the Company shall automatically forfeit all rights to future distributions from the Company, other than with respect to any distributions which have been declared, but unpaid as of any such resignation or withdrawal.

Section 3.10 Admission of New Members.

(a) The Company, with the consent of the Board and subject to the rights of Members and the other terms and provisions contained in this Agreement, is authorized to offer and sell, or cause to be offered and sold, additional Units and to exchange or cause to be exchanged additional Units for securities or other property both in accordance with the provisions hereof and to admit additional persons to the Company as Members who may participate in the profits, losses, distributions, allocations and Capital Contributions of the Company upon such terms as are established by the Board, which may include the authorization and issuance of additional Units or the designation and issuance of new classes of units or the establishment of classes or groups of one or more Members having different relative rights, powers and duties, including without limitation (but, for the avoidance of doubt, subject to the rights of Members and the other terms and provisions contained in this Agreement), rights and powers that are superior to those of existing Members, or the right to vote as a separate class or group on specified matters, by amendment of this Agreement under Section 11.04.

(b) New Members shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Board, and their identity and Units, as applicable, have been established by amendment of Schedule A.

Section 3.11 Exculpation and Indemnification.

(a) Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of (i) the Members or any officers, directors, unitholders, partners, members, employees, representatives or agents of any of the foregoing, or (ii) the Managers or officers of Company (the Persons identified in clauses (i), and (ii), collectively, the “Covered Persons”) nor any former Covered Person shall be liable to Company or any other Person for any act or omission (in relation to Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of Company and is within the scope of authority granted to such Covered Person by this Agreement; provided that a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct or bad faith.

(b) Indemnification. To the fullest extent permitted by law, Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of Company or which relates to or arises out of Company or its property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 3.11 with respect to (i) any Claim with respect to which a court of competent jurisdiction

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

has determined that such Covered Person has engaged in fraud, willful misconduct or bad faith, or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by Company in advance of the final disposition of such Claim upon receipt by Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by Company as authorized by this Section 3.11.

(c) Effect of Modification. Any repeal or modification of this Section 3.11 shall not adversely affect any rights of such Covered Person pursuant to this Section 3.11, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(d) Indemnitor of First Resort. Company hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a Member or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Member Indemnitors”). Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Covered Persons, as required by the terms of this Agreement (or any other agreement between Company and the Specified Covered Persons), without regard to any rights the Specified Covered Persons may have against the Member Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Company further agrees that no advancement or payment by the Member Indemnitors on behalf of Company with respect to any Claim for which the Specified Covered Persons have sought indemnification from Company shall affect the foregoing, and the Member Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against Company.

(e) Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Section 3.11 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of Members or Managers or otherwise.

ARTICLE IV.

GOVERNANCE MATTERS

Section 4.01 Board of Company.

(a) Board of Managers. The management and control of Company and its business and affairs, and the power to act for and to bind Company, shall be vested exclusively in the Board which shall consist of three Managers. The Board shall act as a “manager” pursuant to Section 18-402 of the Act. There shall be three members of the Board, one in respect of each Manager. Each Manager shall represent, and shall owe duties (fiduciary or otherwise) to, only the Member that

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

selected and appointed such Manager (the nature and extent of such duties being an internal corporate affair of such Member) and not to the Company or any of its subsidiaries, any other Member or Manager, or any Officer or employee of the Company.

(b) Selection of Managers.

(i) Prior to an exercise of the Step-In Right described in Section 4.01(b)(ii), two Managers will be selected and appointed by the Members holding Class A Units and one Manager will be selected and appointed by the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units).

(ii) If any of the following shall occur:

(A) (1) an Event of Default (as such term is defined in the Project Financing Documents) has occurred, or (2) prior to the Commercial Operation Date, the Project Company has been prohibited for a period of at least 60 consecutive days from drawing loans under Project Financing Documents as a result of the failure to satisfy the conditions precedent to drawing thereunder (to the extent not waived by the Senior Lenders such that the Company is not so prohibited) (other than any such condition precedent that has not been satisfied due to the breach or default by the Preferred Member hereunder) and the Company is not diligently pursuing a remedial plan to remedy such prohibition to the reasonable satisfaction of the Members holding Class B Units or the Preferred Member, as applicable;

(B) a material breach by the Company or any of its subsidiaries of any of the Key Project Contracts that (with notice, the passage of time or otherwise) could, if uncured, result in termination of such Key Project Contract, or the termination of any Key Project Contract by the counterparty thereto in accordance with the terms of such Key Project Contract, in each case, in which the Company is not diligently pursuing a remedial plan to remedy such breach or restore or replace such Key Project Contract to the reasonable satisfaction of the Members holding Class B Units or Preferred Member, as applicable;

(C) any material breach of the Sponsor Member LLC Agreement (other than by the Redeemable Preferred Unit Holders) that is adverse to the Redeemable Preferred Unit Holders in a material respect and that is not cured within thirty (30) days after the Preferred Member (as defined in the Sponsor Member LLC Agreement) has provided notice of such breach;

(D) a significant casualty or condemnation event or loss of the U.S. Department of Energy export license related to the Project or other material Governmental Authorization, in each case, that (1) results in the cessation of commercial operations of the Project in the ordinary course of business for a period of at least 30 days and (2) which the Company is not diligently pursuing a remedial plan to the reasonable satisfaction of the Members holding Class B Units or the Preferred Member, as applicable;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(E) the Commercial Operation Date shall not have occurred by the date that is [***] days prior to the Date Certain (as such term is defined in the Project Financing Documents);

(F) Accrued Distributions shall have occurred for six consecutive calendar quarters commencing with the first full quarter following the Commercial Operation Date;

(G) the aggregate amount of Accrued Distributions outstanding on the Redeemable Preferred Units following the Commercial Operation Date is greater than [***] ([***]%) of the aggregate principal amount (including then outstanding Accrued Distributions) of the outstanding Redeemable Preferred Units as of the Commercial Operation Date; or

(H) (i) the Company has not operated the Project, or caused the Project to be operated, as a Reasonable and Prudent Operator and (ii) as a result thereof, the annual aggregate liquefaction capacity of the Project available for production of LNG (whether or not produced or loaded) has been less than [***]% of annual 10.0 MTPA aggregate nameplate liquefaction capacity of the Project for a three consecutive Calendar Year period following the Commercial Operation Date, except to the extent caused by Force Majeure, in each case, in which the Company is not diligently pursuing a remedial plan to increase its annual aggregate liquefaction capacity to the reasonable satisfaction of the Members holding Class B Units or the Preferred Member, as applicable;

then the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units) will have the right, upon delivery of notice to Company and the other Members, to elect to appoint two of the Managers (the “Step-In Right”) to serve in such capacity until and for so long as the circumstances that triggered such election pursuant to this Section 4.01(b)(ii) are continuing. In such event, the Members holding Class A Units shall have the right to appoint one of the Managers and any Manager previously appointed by the Members holding Class A Units who is not so appointed pursuant to this sentence shall resign from such positions. In the event that at any time each of the circumstances that triggered the election of the members holding Class B Units (or, prior to the Conversion Date, Preferred Units) pursuant to this Section 4.01(b)(ii) are no longer continuing, including in the case of Section 4.01(b)(ii)(E), the occurrence of the Commercial Operation Date (the first such date, the “Cure Date”), then the Members holding Class A Units will have the right, upon delivery of notice to Company and the other Members, to elect to appoint two of the Managers to serve in such capacity starting thirty (30) days following the Cure Date. Upon such election, the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units) shall have the right to appoint one of the Managers and any Manager previously appointed by the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units) who is not so appointed pursuant to this sentence shall resign from such positions, in each case, starting thirty (30) days following the Cure Date. For the avoidance of doubt, (x) nothing in this Section 4.01(b)(ii) shall be construed or interpreted to require an increase in the total number of Managers of the Board and (y) in the event any of the circumstances described in this Section 4.01(b)(ii) shall occur again at any time,

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the right of the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units) to appoint a majority of the Managers pursuant to this Section 4.01(b)(ii) will apply anew.

(c) Current Managers. The initial Managers appointed pursuant to this Section 4.01 are set forth in Schedule C.

(d) Procedures. A Manager may be removed and another appointed in his or her place at the instance of the Member who has the right to appoint the Manager.

Section 4.02 Meetings of Board.

(a) Regular, Special and Rescheduled Meetings.

(i) The Board shall hold regular meetings at least quarterly. Meetings shall be held at places within the United States (which may be in or outside the State of Delaware) determined by the Company, or otherwise as may be agreed to by the Managers or permitted pursuant to Section 4.02(d). The Company shall give 30 days’ prior notice to the Managers of such regular meetings. Additionally, any Manager may call a special meeting upon 15 days’ prior notice to the Company and the other Managers. In case of Emergency, reasonable notice of a special meeting shall suffice.

(ii) There shall be a quorum if at least one Manager appointed by the holders of Class A Units and one Manager appointed by the holders of Class B Units (or, prior to the Conversion Date, Preferred Units) are present. If a quorum is not present within 30 minutes following the time appointed for the commencement of the Board meeting, any Manager present may adjourn the meeting, which then shall be automatically rescheduled for the same time of day and at the same place on the second Business Day or any other Business Day thereafter selected by the Managers present at the location where the meeting is to be held; provided, however, that if an Emergency exists or is imminent whereby adjourning and rescheduling the meeting would adversely affect the Company and its subsidiaries, taken as a whole, in any material respect, then a quorum shall be deemed to be present if at least two Managers are present. The Company shall make a good faith effort to give notice to the Managers of the rescheduled meeting but otherwise shall be under no obligation to give any Manager notice thereof. If notice thereof has been provided by the Company, a quorum shall be deemed to be present at such rescheduled meeting for all purposes under this Agreement if at least two Managers are present. Only those items included on the agenda for the original meeting as included in the original notice of meeting may be acted upon at such a rescheduled meeting, but any matters may be considered with the consent of all three Managers.

(b) Presence of Other Persons. A Manager appointed by each Member may, upon notice provided to the Company and the Board and at the expense of such Member or its Affiliates, invite a maximum of three (3) other employees of such Member who have a reasonable business purpose for being present and are bound by appropriate confidentiality obligations, to attend any meeting of the Board which such Manager attends; provided that the Manager(s) representing the other Member consents, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(c) Agendas; Minutes. Each notice of a meeting shall include an itemized agenda prepared by the Company in the case of a regular meeting or by the Manager calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Managers. An Officer of the Company shall prepare minutes of all meetings, including a rescheduled meeting, and shall distribute copies of such minutes to the Managers within 20 days after the meeting. The minutes, when approved by each Manager in attendance at the meeting, shall be the official record of the decisions made by the Board and shall be binding on the Company and the Members. The minutes of a meeting shall be deemed to have been approved by a Manager unless such Manager objects in writing within 20 days after being provided with such minutes. Approval of the minutes shall not be a condition to the effectiveness of actions properly taken by the Board.

(d) Meetings by Video or Telephonic Means. The Board may hold meetings via telephone or by video conference so long as all participants are able to hear and speak to each other and decisions are confirmed in writing by the Managers.

(e) Voting. A vote of the Managers present in respect of a proposal submitted for a vote of the Board at a meeting at which a quorum is present is referred to as a “Vote”. Approval of a resolution or other proposal brought before the Board shall require a greater than 50% affirmative Vote of the number of Managers present at a meeting at which a quorum is present.

(f) Actions by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the Managers consent thereto, and the writing or writings (including any waivers of notice) are filed with the minutes of proceedings of the Board.

Section 4.03 Enhanced Approval.

(a) Matters Requiring Class B Approval. The Company shall not take and shall cause its subsidiaries (and its and their respective officers and agents) not to take, and none of the Managers or the Board shall cause or permit Company or any of its subsidiaries (or any of their respective officers or agents) to take, any of the following actions unless the proposed action is first approved by a majority of the Board and at least one of the Managers appointed by the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units):

(i) make any change in the form of, or jurisdiction of organization of the Company;

(ii) seek or voluntarily consummate any liquidation, bankruptcy or assignment to the Company’s or any subsidiary thereof’s creditors, or any similar transaction, or any dissolution, recapitalization or reorganization of the Company or its subsidiaries;

(iii) enter into any merger, consolidation or similar business combination with respect to the Company or any of its subsidiaries;

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(iv) except for a disposition of TCP (or all or substantially all of the assets of TCP) pursuant to a bona fide arms’ length third party transaction permitted under the Project Financing Documents, enter into any sale, lease, exchange or other disposal of assets of the Company or any of its subsidiaries for consideration, in a single transaction or a series of related transactions, in excess of $50 million, except as expressly required under the Project Financing Documents;

(v) issue, sell or redeem any equity interest, or any option, warrant or other security convertible into or exercisable for any equity interests (w) prior to the Conversion Date, to or of any Person (x) prior to the Redemption Date, to or of any Person that is not a Member and a party to this Agreement as of the date hereof, (y) in the case of any issuance or sale, at less than fair market value (as reasonably determined by the Board in good faith), or (z) in the case of any issuance or sale, consisting of Class B Units or that are senior to the Class A Units or senior to or pari passu with the Class B Units; provided, that this clause (v) shall not restrict any adjustment to the Percentage Interests of the then-existing Members in connection with a Permitted Expansion (solely as provided in Schedule F with respect to Permitted Expansions);

(vi) consummate or participate in any IPO;

(vii) make any material change in the nature of the business conducted by the Company or any of its subsidiaries (for the avoidance of doubt, other than any Permitted Expansion);

(viii) commence or settle any litigation, arbitration or administrative proceeding, in each case, with an estimated amount in controversy in excess of $[***] million or that would impose material and adverse injunctive or equitable relief on the Company or any of its subsidiaries;

(ix) amend or modify the Certificate of Formation, this Agreement or the equivalent governing documents of any of the Company’s subsidiaries;

(x) make any distributions of cash or property in respect of its equity interests, other than distributions permitted under Article VI;

(xi) other than as reasonably necessary in order to fund a Permitted Expansion, remedy an Emergency (including to comply with the Project Financing Documents), approve any new Budget or amend any existing Budget, or undertake any expenditure (including an expenditure resulting from a Self-Executing Action under any Sponsor Contract) or capital project not reflected in the then existing Budget that would cause total aggregate expenditures of the Company and its subsidiaries to exceed one hundred fifteen percent (115%) of the total aggregate expenditures (x) over the prior year’s Budget with respect to a new Budget or (y) over the then current total aggregate expenditures with respect to an existing Budget, as applicable;

(xii) consummate any joint ventures, acquisitions or investments in third parties (other than subsidiaries of the Company) that have a value individually in excess of $[***] million or a value in aggregate in excess of $[***] million;

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(xiii) make any election, file any amended return, change any tax accounting method (requiring approval by the IRS or other applicable Governmental Authority) or period, modify the method of allocations set forth in Schedule B, or take any other action with respect to taxes or otherwise, in each case, which is reasonably likely to result in an adverse change to the tax position of the Company or the tax liability of the Members or the Company, in each case; provided that any election (or change in election) with respect to the tax classification of any of the Company or any of its subsidiaries shall be deemed to result in such change for such purposes;

(xiv) enter into any material hedging transactions for speculative purposes;

(xv) other than entering into Self-Executing Actions, enter into any transaction with a Related Party or any new Sponsor Contract or amend an existing Sponsor Contract, in each case, if the terms and conditions thereof are not commercially reasonable (from the perspective of the Company and its subsidiaries) and are more favorable to a Related Party than could be obtained on an arm’s length basis (as certified in a written report or opinion from an independent valuation or engineering expert with appropriate qualifications in the case of any anticipated costs to the Company and its subsidiaries in excess of $[***] million in any Calendar Year);

(xvi) take any discretionary Self-Executing Action under any Sponsor Contract that is not commercially reasonable (from the perspective of the Company and its subsidiaries) and adversely affects the Company or any of its subsidiaries in a material manner;

(xvii) enter into any transaction, agreement, contract or amendment that would adversely affect in any material respect the rights (or the free exercise thereof) of the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units), as applicable, under this Agreement or of the Redeemable Preferred Unit Holders under the Sponsor Member LLC Agreement, including any agreement or contract that would restrict Transfers that would otherwise be permitted or the exercise of any remedies or governance rights;

(xviii) except for consents to assignment, recognition agreements, pledges and similar amendments as may expressly be required by the Project Financing Documents to perfect the security or collateral interests or preserve the rights and remedies of the Senior Lenders, amend or terminate (other than terminating in accordance with its existing term in the ordinary course of business unrelated to any breach, default or failure to perform by the Company or any of its subsidiaries) any Key Project Contract, or enter into any new material agreement related to the Project; provided that it shall not be a violation of this clause (xviii) for the Company to, or to cause any of its subsidiaries to:

(1) amend (other than an amendment to reduce pricing or annual contract quantity or decrease tenor in any Foundation LNG SPA) any Key Project Contract so long as any such amendment could not reasonably be expected to have an adverse effect in any material respect on the Company and its subsidiaries, taken as a whole;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(2) enter into, amend or terminate any agreement (other than a Key Project Contract) so long as any of the foregoing could not reasonably be expected to have a material and adverse effect on any of the Company, its subsidiaries, the Investor or the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units), as applicable, or the Redeemable Preferred Unit Holders;

(3) enter into one or more LNG sale and purchase agreements in replacement of a Foundation LNG SPA (each, a “Replacement SPA”) so long as (A) the aggregate annual committed minimum volume or “take or pay” contract quantity of LNG to be purchased from the Company or its subsidiaries pursuant to such Replacement SPA(s) is at least equal to the annual contract quantity of such Foundation LNG SPA, and any annual contract quantity required to be delivered by the Company or its subsidiaries under such Replacement SPA is reasonably anticipated in good faith by the Board to be met in the ordinary course of business without issue, (B) the Replacement SPA(s) is entered into with (x) a counterparty to a Foundation LNG SPA (or its Affiliate) or (y) a counterparty that is rated at least BBB- by Standard & Poor’s Ratings Services or Fitch, Inc. or at least Baa3 by Moody’s Investors Service, Inc. (or whose obligations are guaranteed by such an entity) and is a person to whom the Company or its subsidiaries is permitted to export LNG under its export authorizations and other applicable Governmental Authorizations and (C) the Board, in its good faith reasonable judgment, determines that the terms and conditions of such Replacement SPA are in the best interests of the Company at such time;

(4) enter into one or more LNG sale and purchase agreements in respect of (i) the 2.0 MTPA of Uncontracted Nameplate Capacity of the Project or (ii) any LNG to be produced and sold prior to the Commercial Operation Date; and/or

(5) enter into one or more change orders under the Key Project Contracts referenced in clauses (a), (b), (d) or (e) of the definition thereof that do not, individually or when taken together with all other change orders and then made or reasonably anticipated expenditures not originally included in such construction budget, exceed the contingency amount in the construction budget delivered on the date of the Project Financing Documents (as such amount is replenished with any deposits into the any contingent reserve account established under the Project Financing Documents);

(xix) Abandon the Project;

(xx) incur any additional indebtedness for borrowed money in excess of $[***] million, except for (A) a refinancing of the Project Financing (in an amount that does not materially increase the aggregate principle amount outstanding or available thereunder, other than negative carry or to provide for draws to pay fees, costs or expenses associated with such refinancing) so long as the terms of such refinancing are not materially less favorable (taken as a whole) to the Project Company than then-prevailing market terms in connection with any such refinancing and the proceeds thereof, if incurred prior to the Commercial Operation Date, are used solely to defease existing indebtedness and

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

otherwise to fund construction and operation costs of the Project; (B) indebtedness for borrowed money incurred prior to the Commercial Operation Date and used solely to fund construction and operation costs of the Project, or otherwise incurred following the Commercial Operation Date, in each case, to the extent such indebtedness and incurrence is permitted by the Project Financing Documents (as in effect on the date of the Closing Date); (C) a working capital facility; provided that the availability of such facility for expenses not related to natural gas purchases by the Project Company shall be limited to $[***] million, and any borrowings thereunder are used solely to fund ordinary course operational working capital needs of the Company and its subsidiaries; or (D) in connection with any Permitted Expansion, an amount of indebtedness for borrowed money that, on a pro forma basis after the incurrence thereof, allows the Company and/or its subsidiaries to satisfy the conditions specified in Section 4.06; provided that, in the case of this clause (xx)(A) or (D), such additional indebtedness is incurred only by, and only with recourse to, the Project Company or the equity interests therein; or

(xxi) agree, commit, or delegate authority to take any of the foregoing actions.

(b) Matters Requiring Class A Approval. In the event of an exercise of the Step-In Right in accordance with Section 4.01(b)(ii), then for so long as such Step-In Right is effective, the Company shall not take and shall cause its subsidiaries not to take, and none of the Managers or the Board shall cause or permit Company or any of its subsidiaries to take, any of the actions set forth in Section 4.03(a)(i) through (xx) unless the proposed action is (i) first approved by a majority of the Board and at least one of the Managers appointed by the Member holding Class A Units or (ii) necessary, in the reasonable opinion of the Investor or the Member holding Class B Units, as applicable, acting in the best interests of the Company and its Members, to remedy or eliminate the circumstances that triggered any election of the Investor or the members holding Class B Units, as applicable, pursuant to Section 4.01(b)(ii).

Section 4.04 Subsidiary Boards; Committees.

(a) To the extent any subsidiary of the Company is not a member-managed limited liability company, the Company shall take all necessary action to ensure that the board of directors or similar governing body of such subsidiary shall be comprised of designees of the Members holding Class A Units and the Members holding Class B Units (or, prior to the Conversion Date, Preferred Units) that, as nearly as practicable, are in proportion to the number of their respective designees on the Board and (subject to and without limiting, in each case, any applicable requisite consent of any Member(s), to the extent otherwise expressly required hereunder) require the vote, consent or decision (and presence for quorum) of each such designee to the same extent as would be required for comparable actions and meetings at the Board (including, for the avoidance of doubt, following any change in composition of the Board after the election of the members holding Class B Units (or, prior to the Conversion Date, Preferred Units) pursuant to Section 4.01(b)(ii)).

(b) The Board may also establish from time to time such other advisory committees as the Board determines to be necessary or desirable to facilitate the operations of the Company; provided that (a) no such committee may take any action that the Board is unable to take on its own accord and (b) each such committee shall include at least one Manager appointed by the Members holding Class A Units and one Manager appointed by the Members holding Class B

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Units (or prior, to the Conversion Date, the Preferred Units). The Board will determine (i) the scope and authority of each such committee, (ii) the procedures for convening committee meetings and (iii) the duration of any such committee.

Section 4.05 Agreement to Take Corporate Actions.

(a) Subject to applicable Legal Requirements, the Members shall themselves do and pass, and/or cause Company at all times thereafter to do and pass, or cause to be done and passed in a timely manner without undue delay, all such acts, meetings, resolutions and corporate actions, and from time to time execute and deliver or cause to be executed and delivered such documents, instruments and agreements as may be required under applicable Legal Requirements or as may be necessary or advisable in the reasonable opinion of any Member, to give effect to and to be responsive to and consistent with the terms and provisions of this Agreement, and to resolutions Approved by Company so that the Members and Company will become subject to all of the obligations and liabilities expressed to be imposed upon them respectively hereunder and the intentions of the Members expressed hereunder can be implemented. The Members agree to attend duly called meetings and vote their Units and otherwise to act in every manner permitted under applicable Legal Requirements, to cause Company to act in the manner provided for herein and in the manner set forth in duly Approved resolutions of the Board and to give effect to the provisions of this Agreement and its purpose and intent, and to the extent necessary and permitted by Legal Requirements. The Members, so long as any of their nominees are Managers, agree to cause their nominees to attend duly called meetings and, to the extent that they are permitted by applicable Legal Requirements to do so, to cause their nominees to act and vote as Managers respectively so that the purpose and intent of this Agreement shall be carried out, and they shall remove any such nominee who shall consistently fail in this respect.

(b) Following the Commercial Operation Date, subject to applicable Legal Requirements and limitations contained in the Project Financing Documents, the Company shall cause the Company’s subsidiaries (including the Project Company and Pledgor) to distribute all of its Available Cash to the Company on a quarterly basis.

Section 4.06 Expansion.

None of the Sponsor Member or any of its Affiliates shall participate in any Facility Expansion other than through the Company or any of its subsidiaries, and (subject to the applicable terms of this Agreement) the Company shall be permitted at any time, on not less than thirty (30) days’ prior notice to each of the Members, to undertake a Facility Expansion so long as: (a) the Company has received an appropriate confirmatory report from the Independent Engineer that such Facility Expansion would not reasonably be expected to adversely affect the performance by TCP of its obligations to the Project Company or the performance by the Project Company of its obligations under the Foundation LNG SPAs; (b) all Governmental Authorizations necessary to undertake the Facility Expansion and simultaneously operate the Project have been obtained and are in full force and effect; (c) the financial model for the Project Company demonstrates, after giving effect to the indebtedness to be incurred by the Project Company in respect of such Facility Expansion, (i) a debt to equity ratio of not more than [***] and (ii) a debt service coverage ratio of not less than [***] in respect of each year following the completion of the Facility Expansion; and (d) the liquefaction (nameplate) capacity of the Facility Expansion does not exceed [***] MTPA

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(when taken together with the liquefaction (nameplate) capacity of all other Facility Expansions) (a Facility Expansion satisfying each of the above criteria in clauses (a) through (e), a “Permitted Expansion”). Each Member shall have the right to participate in the equity financing of any Permitted Expansion in accordance with the provisions of Section 3.04.

Section 4.07 Contracts with Sponsor Member and its Affiliates.

(a) The Members hereby ratify, confirm and approve the Company or its subsidiary entering into, and performing its obligations under, the Sponsor Contracts set forth on Schedule H. The Members further acknowledge and agree that certain of the Sponsor Contracts provide for or contemplate, from time to time, entering into ancillary agreements, purchase orders, bills of sale, amendments, elections or other actions that are intended to be self-executing under such agreements in the ordinary course operation by the Company and its subsidiaries of their business (the “Self-Executing Actions”).

(b) The Members agree that if any Self-Executing Action taken pursuant to a Sponsor Contract as described in Section 4.07(a) is not commercially reasonable (from the perspective of the Company and its subsidiaries) and adversely affects the Company or any of its subsidiaries in a material manner, such action shall be subject to Section 4.03(a)(xvi).

(c) The Company shall provide to the Members holding Preferred Units or Class B Units, as applicable, notice of any action taken by the conflicts committee (comprised of one or more independent directors) of the board of directors of Sponsor that relates to the Company or its subsidiaries. Such notice shall also include such background information provided to such conflicts committee and the conclusion reached by such conflicts committee.

(d) Notwithstanding anything to the contrary, in the event of any material breach or default by the Sponsor Member or any of its Affiliates (other than the Company and its subsidiaries) under a Sponsor Contract that could reasonably be expected to cause the Project Company to materially breach a Foundation LNG SPA or otherwise have an adverse impact on the Project in any material respect and that is not cured within thirty (30) days after the Preferred Member or the Members holding Class B Units, as applicable, has provided written notice of such material breach to the Company, the Class B Manager shall have the sole power, authority and discretion to direct and cause the Company and any of its subsidiaries to take any actions with respect to the exercise of rights with respect to, or prosecution of, such material breach or default by Sponsor Member or any of its Affiliates under such Sponsor Contract, acting in the best interests of the Company at such time.

ARTICLE V.

MANAGEMENT OF OPERATIONS

Section 5.01 Officers.

(a) Designation of Officers. The business of the Company shall be managed under the direction of the Board (and the Board shall be deemed to be the manager of the Company as set forth in Section 4.01 hereof) who may exercise all the powers of the Company, except as provided by law or this Agreement. The Board shall have the discretion to determine the duties of one or more of the following officers of the Company and any other officers it deems appropriate: a Chief

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice-Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries, one or more Assistant Treasurers and any other officers that the Board deems necessary or convenient for the operation of the Company (each individually an “Officer” and, collectively the “Officers”) and shall have the authority to delegate any or all of its duties as manager to certain of such Officers. The Officers, to the extent of their powers, authority and duties set forth in this Agreement or otherwise vested in them by the Board, are agents of the Company for the purposes of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company. As of the date of this Agreement, the Officers of the Company are set forth on Schedule D.

(b) Qualification; Removal. The Officers may, but are not required to, be Members and shall hold office until their death, resignation or removal by the Board. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and Officers shall be subject to the supervision and direction of the Board and may be removed, with or without cause, from such office by the Board and the authority, duties or responsibilities of any employee, agent or Officer of the Company may be suspended by or altered by the Board from time to time.

Section 5.02 Budget.

(a) Proposed Budget. The Officers shall submit a proposed Budget to the Board for each Calendar Year not later than October 15th of the preceding Calendar Year. The initial Budget for the Calendar Year in which the Closing Date falls is set forth on Schedule G.

(b) Approval by the Board. Not later than December 15th of the year immediately preceding Calendar Year to which such Budget relates, the Board must either (i) approve the proposed Budget in accordance with Section 4.02 and Section 4.03, or (ii) reject the proposed Budget by specifying any rejected items and proposed revisions to such items. The Officers shall submit a revised Budget for approval not later than fifteen (15) days following its receipt of a rejection from the Board.

(c) Changes by the Board. Subject to Section 4.03, the Board may make such changes to any proposed Budget as it deems fit prior to Approval.

(d) Deadlock. If the Board for any reason fails to timely Approve a Budget in accordance with Section 5.02(b), then the Board, pursuant to a resolution or written consent, (i) shall approve the proposed Budget with respect to all items not rejected by the Board pursuant to Section 5.02(b), (ii) to the extent that any remaining rejected items were provided for in the previous Budget Approved by the Board, each such rejected item shall be deemed approved in an amount equal to one hundred five percent (105%) of the last previously Approved amount (and all items approved or deemed approved in clauses (i) and (ii), together shall constitute the Approved Budget for purposes of the period covered by the proposed Budget to which they relate) and (iii) to the extent that any remaining rejected items were not provided for in the previous Approved Budget, such items shall not be deemed approved unless and until the Approved Budget is modified in accordance with Section 5.02(b).

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(e) Activities During Delay. If the Board for any reason fails to timely Approve a Budget, the Company shall, subject to the contrary direction of the Board and to the availability of necessary funds, be authorized to continue, or to cause Company to continue, operations sufficient to maintain the assets of the Company or its subsidiaries and comply with applicable Legal Requirements and/or the requirements of the Project Financing Documents.

Section 5.03 Information Rights.

(a) General Information Rights. The Company will furnish to each Member the following information:

(i) As soon as available, but no later than one-hundred twenty (120) days following completion of each fiscal year, the audited consolidated balance sheet of the Company and its subsidiaries as at the end of each such fiscal year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and the subsidiaries, setting forth, in each case, in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and the subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

(ii) As soon as available, but no later than sixty (60) days following completion of each fiscal quarter (other than the fourth fiscal quarter), the consolidated balance sheet of the Company and the subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and the subsidiaries, setting forth, in each case, the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail and all prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and the absence of footnotes).

(b) Tax Information Rights. Within 120 days after the end of each fiscal year, the Company shall cause to be delivered to each Member (so long as such Member owned any Units during such prior fiscal year) all information necessary for the preparation of such Member’s income tax returns (whether federal, state or foreign).

(c) Investor Information Rights. From and after the Closing Date, the Company shall provide the Members with customary reports and information, including any reports or information required to be provided to the Senior Lenders under the Project Financing Documents, and including:

(i) all construction plans, construction budgets and construction progress and other reports delivered to the Senior Lenders under the Project Financing Documents;

(ii) copies of all reports received from the Independent Engineer;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(iii) annual operating plans and annual operating budgets for the Company and its subsidiaries, inclusive of management commentary;

(iv) monthly operational reports, including a comparison of performance to the annual operating budget, inclusive of management commentary;

(v) annual consolidated plans and financial forecasts of the Company;

(vi) copies of all reports submitted to the Company or its subsidiaries by auditors;

(vii) without duplication of the foregoing, copies of all periodic reports or certifications, and notices of material claims, default, termination or force majeure, to or from the Senior Lenders, Governmental Authorities or any party to a Key Project Contract (or any replacement thereof);

(viii) reasonable and customary inspection and visitation rights, including reasonable and customary access to members of senior management and any individual providing services to the Company or its subsidiaries that is employed by any Member and/or its Affiliates; and

(ix) other notices, information and data with respect to the Company and its subsidiaries or the Project as may be reasonably requested by any Member (including any information and data as may be required in order for such Member, its parent entity or their Affiliates to comply with reporting requirements under securities laws, any national securities exchange or automated quotation system or, to the extent reasonably required, agreements with limited partners or other investors).

ARTICLE VI.

DISTRIBUTIONS

Section 6.01 Distributions on Preferred Units.

(a) From and after the date hereof, except as provided in Section 6.01(c), each outstanding Preferred Unit shall receive distributions in-kind in the form of additional Preferred Units (“PIK Units”) on the Face Value at the Distribution Rate (each such distribution, a “PIK Distribution”) on the last day of each quarter. PIK Distributions shall accrue and be cumulative and shall be computed on the basis of a 360-day year comprised of four quarters of 90 days each. Such distributions shall be payable, whether or not declared by the Board, in accordance with this Section 6.01 to the Preferred Members as they appear on Schedule A. Any such PIK Distributions shall (without duplication) increase the aggregate Face Value of the Preferred Units.

(b) On the Conversion Date, any accrued but unpaid distributions on the Preferred Units shall be paid in the form of PIK Units to the Preferred Members as they appear on the Schedule A at the close of business on the Conversion Date for the pro rata portion of such quarter.

(c) Following the date that the Project has actually produced and loaded for sale to un-Affiliated third party commercial customers an amount of LNG in any single consecutive [***]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

day period equal to at least [***] MMBtu, the Company, upon declaration by the Board, shall have the right, at its option, to elect to cause all or any portion of any PIK Distributions to be issued on any Quarterly Distribution Date occurring after such date to be instead paid for in cash (and, for the avoidance of doubt, such cash payment shall be in lieu of the increase in Face Value that would otherwise have occurred at the end of each quarter).

Section 6.02 Distributions on Common Units.

(a) For each full quarter ending on or prior to the Conversion Date, distributions on Class A Units shall be paid from Net LNG Sales Proceeds on each Quarterly Distribution Date following such declaration by the Board to the Members holding Class A Units as they appear on the Schedule A at the close of business on the relevant record date for such distribution.

(b) For any distributions of Available Cash following the Conversion Date, distributions on Common Units shall be paid from Available Cash on a quarterly basis on each Quarterly Distribution Date following such declaration by the Board to the Members holding Common Units as they appear on the Schedule A at the close of business on the relevant record date for such distribution. Notwithstanding anything to the contrary, (i) any distributions on Class A Units pursuant to this Section 6.02(b) concurrently with or following a distribution of a Special Class B Distribution Amount shall be reduced (without duplication) by an amount in the aggregate equal to such Special Class B Distribution Amount, if any (it being understood and agreed, for the avoidance of doubt, after such aggregate reduction has occurred one time, such reduction shall no longer apply in respect of such Special Class B Distribution Amount) and (ii) any distributions on Class B Units pursuant to this Section 6.02(b) concurrently with or following a distribution of a Special Class A Distribution Amount shall be reduced (without duplication) by an amount in the aggregate equal to such Special Class A Distribution Amount, if any (it being understood and agreed, for the avoidance of doubt, after such aggregate reduction has occurred one time, such reduction shall no longer apply in respect of such Special Class A Distribution Amount).

Section 6.03 Distributions Upon Liquidation.

(a) Upon any (i) liquidation, dissolution or winding up of or (ii) bankruptcy, insolvency or other similar event in respect of the Company and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each Preferred Member shall be entitled to be paid in cash, before any amount shall be paid or distributed to the Common Members, an amount per Preferred Unit equal to the Liquidation Price (such sum, the “Preferred Preference Amount”). If the amounts available for distribution by the Company to Preferred Members upon a Liquidation Event are not sufficient to pay the aggregate Preferred Preference Amount due to such Preferred Members, such Preferred Members shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled. After the prior payment in full of the Preferred Preference Amount in connection with a Liquidation Event, the remaining assets and funds of the Company available for distribution to its members, if any, shall be distributed among the Common Members in accordance with their Percentage Interest.

(b) The Preferred Members may elect to have treated as a Liquidation Event: (i) any merger, amalgamation or consolidation of the Company, Sponsor Member or Sponsor into or with

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

another corporation (except one in which the holders of shares of the Company, Sponsor Member or Sponsor, as applicable, immediately prior to such merger, amalgamation or consolidation continue to hold at least a majority of the voting power of the shares of the surviving corporation), (ii) any sale, Transfer or license of all or substantially all of the assets of the Company, Sponsor Member or Sponsor, (iii) any sale or Transfer of 50% or more of the voting rights of the Company, Sponsor Member or Sponsor to a person or group as such terms are used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (each such event, described in clauses (i) through (iii) a “Change in Control Event”), or (iv) an IPO. If such election is made, the Company shall be required to redeem the Preferred Units for an amount per Preferred Unit equal to the Liquidation Price, unless the Preferred Members agree otherwise in writing, and all consideration payable to the Members of the Company in connection with any such merger, amalgamation or consolidation or IPO, or all consideration payable to the Company, Sponsor Member or Sponsor and distributable to Members, together with all other available assets of the Company (net of obligations owed by the Company that are senior to the Preferred Units), in connection with any such asset sale, Transfer or license or IPO, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Company in redemption (out of funds legally available therefor) of, the Preferred Units as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Company, Sponsor Member and Sponsor shall take such actions as are necessary to give effect to the provisions of this Section 6.03(b), including without limitation, (i) in the case of a merger, amalgamation or consolidation of the Company, causing the definitive agreement relating to such merger, amalgamation or consolidation to provide for a rate at which the Preferred Units are converted into or exchanged for cash, new securities or other property which gives effect to the provisions of this Section 6.03(b), (ii) in the case of a merger, amalgamation or consolidation of Sponsor Member or Sponsor, redeeming the Preferred Units for a price per Preferred Unit which gives effect to the provisions of this Section 6.03(b), (iii) in the case of an asset sale, Transfer or license of the Company, Sponsor Member or Sponsor, redeeming the Preferred Units for a price per Preferred Unit which gives effect to the provisions of this Section 6.03(b), or (iv) in the case of an IPO, redeeming the Preferred Units for a price per Preferred Unit which gives effect to the provisions of this Section 6.03(b). The Company and Sponsor Member shall promptly provide to the Preferred Members such information concerning the terms of such merger, amalgamation consolidation or asset sale or IPO, and the value of the assets of the Company or Sponsor Member as may reasonably be requested by the Preferred Members. The amount deemed distributed to the Preferred Members upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such Preferred Members by the Company or the acquiring person, firm or other entity, as applicable. Any election by the Preferred Members of the then outstanding Preferred Units pursuant to this Section 6.03(b) shall be made by written notice to the Company at least five (5) days prior to the closing of the relevant transaction.

Section 6.04 Special Distributions.

(a) Commencing on the Commercial Operation Date and continuing until the twentieth (20th) anniversary of the Commercial Operation Date, if and for so long as in respect of any Calendar Year during such period there is any Uncontracted Nameplate Capacity, then notwithstanding anything herein to the contrary, on the Quarterly Distribution Date falling on the last day of the first quarter of each Calendar Year, so long as the customer under any two or more Foundation LNG SPAs has directly or indirectly purchased from the Company or its subsidiaries at least [***] of the contract quantity for such Calendar Year under each such Foundation LNG SPA:

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(i) the Company shall distribute to the holders of the Class B Units an additional special distribution in an amount equal to the Special Class B Distribution Amount (if any); and

(ii) the Company shall distribute to the holders of the Class A Units an additional special distribution in an amount equal to the Special Class A Distribution Amount (if any).

ARTICLE VII.

TRANSFERS; PREFERENTIAL PURCHASE RIGHTS; EXEMPT TRANSFERS

Section 7.01 Restrictions on Transfer.

A Member shall have the right to Transfer its Units to any third party solely as provided in, and subject to, this Article VII and may not otherwise Transfer such Units. Except as set forth in Section 7.02, no Member may transfer any Units. Any Transfer not expressly permitted herein shall be void and of no effect.

Section 7.02 Permitted Transfers.

Notwithstanding anything to the contrary in Section 7.01, but subject to Section 7.05:

(a) a Member’s Units may be pledged to secure bona fide third party indebtedness and foreclosures (but excluding any subsequent Transfer) of such pledge may be made, and Permitted Upstream Transfers may be made;

(b) a Member may Transfer its Units to an Affiliate that is a direct or indirect wholly-owned subsidiary of such Member and that is not a Prohibited Person, provided that, in each case, such Affiliate shall assume the obligations of the Member and become a party to this Agreement in accordance with Section 7.05; and

(c) following expiration of the Lock-Up Period applicable to such Member, a Member may Transfer all or a portion of such Member’s Common Units to any Person who is not a Prohibited Person, as permitted by Section 7.03.

Section 7.03 Right of First Offer.

(a) Subject to Section 7.03(d), the provisions of this Section 7.03 and, as applicable, Section 7.04 shall apply to all Transfers of Common Units other than any Permitted Upstream Transfer.

(b) Subject to Section 7.03(d), if any Common Member desires to Transfer all or any of its Common Units, then such Common Member (the “Transferring Member”) shall first, before offering to Transfer Common Units to any other Person, give prior written notice to the Members who are not Transferring Members (collectively, the “Non-Transferring Members”)

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

of such intent and specify the Common Units which such Transferring Member is proposing to sell (the “ROFO Notice”). Within thirty (30) days from the date of receipt of the ROFO Notice, the Non-Transferring Members may either decline in writing to offer to buy such Common Units, or may propose in writing a price at, and terms and conditions on, which any such Non-Transferring Member offers to buy all (but not less than all) of such Common Units (each, a “Non-Transferring Member Offer” and collectively, the “Non-Transferring Member Offers”). The Transferring Member shall have sixty (60) days after receipt of the Non-Transferring Member Offers to either accept in writing a Non-Transferring Member Offer or to decline in writing any Non-Transferring Member Offer. If the Transferring Member accepts any Non-Transferring Member Offer, the Non-Transferring Member and Transferring Member shall consummate the closing of the sale and purchase of the subject Common Units pursuant to such Non-Transferring Member Offer as promptly as practicable and in no event later than the later of sixty (60) days following such acceptance and receipt of all requisite governmental or other third party consents (or at such other time as they may mutually agree). If all of the Non-Transferring Members decline to make a Non-Transferring Member Offer or if the Transferring Member declines all Non-Transferring Member Offers, the Transferring Member may thereafter, for a period of twelve (12) months after the date of the Non-Transferring Member Offer(s), sell or enter into an agreement to sell (pursuant to which such sale is ultimately consummated) any of the Common Units covered by the ROFO Notice to a Person that is neither an Affiliate nor a Prohibited Person at a price, and upon other terms and conditions in the aggregate (other than with respect to customary representations, warranties, interim covenants and indemnities for breaches thereof that third parties unaffiliated with the Company would reasonably anticipate in accordance with market practice, but which an existing Affiliated investor in the Company would not, and excluding any delay in closing due to governmental or other third party consents required to be obtained), no more favorable to the Transferee than the price, terms and conditions specified in the Non-Transferring Member Offer(s). To the extent Common Units are to be Transferred to a Non-Transferring Member pursuant to this Section 7.03(b), each Transferring Member shall cause such Common Units to be Transferred free and clear of all liens, claims, encumbrances and other restrictions (other than as set forth in this Agreement) and shall be deemed to have represented that such Transferring Member has full right, title and interest in and to such Common Units and has all necessary power and authority and has taken all necessary actions to sell such Common Units. The closing of any Transfer pursuant to this Section 7.03(b) shall occur in accordance with the terms and provisions of the offer and this Agreement.

(c) Any proposed Transfer by a Transferring Member not consummated within the time periods set forth in this Section 7.03 (other than due to a breach by the Non-Transferring Member of any obligation to consummate the purchase of subject Units pursuant to an accepted Non-Transferring Member Offer as required by Section 7.03(b)) shall again be subject to this Section 7.03 and shall require compliance by such Transferring Member with the procedures described in this Section 7.03. The exercise or non-exercise of the rights of any Member under this Section 7.03 with respect to any proposed Transfer shall not adversely affect its rights with respect to subsequent Transfers by a Transferring Member under this Section 7.03.

(d) The provisions of this Section 7.03 and Section 7.04 shall not apply to Transfers permitted by Section 7.02(a) or Section 7.02(b) or any foreclosure (but excluding any subsequent Transfer) of the pledge permitted by Section 7.02(a).

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Section 7.04 Tag-Along Rights.

(a) If, pursuant to Section 7.03, none of the Non-Transferring Members make a Non-Transferring Member Offer or the Transferring Member declines all Non-Transferring Member Offers and, in either case, the Transferring Member is proposing to Transfer Common Units representing at least 30.0% of the then outstanding Common Units to a Person that is neither an Affiliate nor a Prohibited Person (any such party, a “Tag-Along Transferee”) in a transaction or series of related transactions (including by way of purchase agreement, merger or other business combination transaction or otherwise) (a “Tag-Along Sale”), then the Transferring Member shall deliver to each Non-Transferring Member (each such Non-Transferring Member, a “Tag-Along Member”) written notice of such proposed Transfer, which shall include all material terms thereof (including the anticipated time and place designated for the closing of such Transfer, the identity of the Tag-Along Transferee, the aggregate proposed purchase price therefor and the implied aggregate valuation for all of the Company’s outstanding equity interests (such implied value, the “Tag Price”)), and, if available, a copy of any form of agreement proposed to be executed in connection therewith (the “Tag-Along Notice”) prior to effecting such Transfer. Each of the Tag-Along Members shall then have the irrevocable right (a “Tag-Along Right”), exercisable by delivery of an irrevocable notice to the Transferring Member at any time within fifteen (15) Business Days after receipt of the Tag-Along Notice, to participate in the Tag-Along Sale. Subject to Section 7.04(c), each Tag-Along Member will Transfer its Common Units on substantially the same terms (including price per Common Unit) and conditions applicable to the Transferring Member; provided, that such terms and conditions are customary for such a transaction and the proportion of the then outstanding Common Units represented by such Common Units.

(b) If any Tag-Along Member has exercised its Tag-Along Right and the Tag-Along Transferee is unwilling to purchase all of the Common Units proposed to be Transferred by the Transferring Member and each exercising Tag-Along Member, then the Transferring Member and the exercising Tag-Along Members shall reduce, on a pro rata basis (based on the aggregate potential proceeds receivable in respect of the Common Units that were to be included in the Tag-Along Sale at the Tag Price), the respective amounts of such Common Units that the Transferring Member and each exercising Tag-Along Members would have sold so as to permit the Transferring Member and the exercising Tag-Along Members to sell the number of Common Units, in each case, determined in accordance with such pro rata basis, at the aggregate price that the proposed Tag-Along Transferee is willing to pay for such Common Units.

(c) To the extent that the Transferring Member and the Tag-Along Members Transferring Common Units in a transaction under this Section 7.04 are to provide any indemnification or otherwise assume any other post-closing liabilities, they shall do so severally and not jointly (and on a pro rata basis in accordance with the consideration received from the Tag-Along Transferee by each such Member in connection with the Tag-Along Sale; provided, that each of the Transferring Member and each Tag-Along Member shall be solely liable with respect to any representations and warranties relating to such Member’s good standing, due authorization, due execution, enforceability, lack of conflicts, title to the Common Units and investment qualifications), and each Member’s respective potential liability thereunder shall not exceed the proceeds received by such Member from the Tag-Along Transferee, except with respect to claims related to fraud or willful breach by such Member. In connection with a Tag-Along Sale, each Tag-Along Member will also (i) waive all dissenter’s rights and other similar rights, (ii) take all

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

actions reasonably required or desirable or requested by the Transferring Member to consummate such Tag-Along Sale and (iii) comply with the terms of the documentation relating to the Tag-Along Sale.

Section 7.05 Transfer Procedures.

(a) Except (i) pursuant to Section 7.03 and, if applicable, in compliance with Section 7.04 or (ii) pursuant to Transfers permitted by Section 7.02(a) or Section 7.02(b) or any foreclosure (but excluding any subsequent Transfer) of the pledge permitted by Section 7.02(a), no Member shall directly Transfer less than all of its Common Units or directly Transfer its Common Units to a Transferee that is not just one (1) Person (or Affiliated group of Persons) without the consent of the other Member, which may be withheld or conditioned at such Member’s sole discretion. Notwithstanding anything to the contrary, no direct Transfer of Units held by the Sponsor Member shall be made or effective (and any purported such Transfer shall be null and void) prior to the Redemption Date.

(b) No Transfer may be made unless the Transferee (if a direct Transferee) (A) agrees in writing to be bound by the provisions of this Agreement as though it were a Member hereunder, and (B) unless waived by the Board (acting through the Class B Manager pursuant to Section 4.07(a), if applicable), causes to be delivered to the Company, at such Transferee’s sole cost and expense, a favorable opinion from legal counsel reasonably acceptable to the Board (or a designee of the Board to whom such authority has been delegated), to the effect that such Transfer does not violate or result in registration being required under any applicable law. In addition, such Transferee shall execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to the Board (including any instrument necessary to cause the Transferee to become a Member), as are reasonably requested by the Company in connection with such Transfer, and all other Members agree to execute and deliver such amendments hereto as are reasonably necessary to cause such Transferee to become a Member if requested by the Board.

(c) Any Transfer that would cause a Person other than a wholly-owned subsidiary of Sponsor to obtain Control of the Company shall be void ab initio unless such Person shall not cause a “Change of Control” (as defined in the Project Financing Documents).

(d) Any Transfer that would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder shall be void ab initio.

(e) Notwithstanding anything to the contrary herein, no Member may Transfer all or any portion of its Units to any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(f) Any Transfer that would cause (1) an Event of Default (as such term is defined in the Project Financing Documents), or other breach or default which (with notice, passage of time or otherwise) would give rise to the right of the Senior Lenders to exercise remedies under the Project Financing Documents, (2) a material breach by the Company or any of its subsidiaries, or termination, of any of the Key Project Contracts or (3) a material breach by the Sponsor Member or any of its Affiliates of the Sponsor Member LLC Agreement shall be void ab initio.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(g) Any Transfer that would breach, violate or result in material non-compliance with any Governmental Authorization issued by FERC or the U.S. Department of Energy shall be void ab initio.

(h) The Members shall take, or shall cause Company to take, any actions as may be required to approve any Transfers of Common Units that are authorized in accordance with the provisions of this Article VII.

(i) The Company will reasonably (and use commercially reasonable efforts to cause its representatives to) cooperate in connection with any contemplated Transfer of Common Units (including, without limitation, participation in diligence and marketing efforts) at the sole expense of the Transferring Member.

(j) The terms and conditions of any confidentiality agreement relating to a proposed Transfer by a Member are subject to the Company’s prior approval (not to be unreasonably withheld, conditioned or delayed) to the extent such confidentiality agreement does not protect the Confidential Information from further disclosure by such potential Transferee to the same extent as the Parties are obligated under Article IX; and each such Member agrees that it shall enforce and cause any such potential Transferee to abide by Article IX as if such proposed were directly bound thereby to the same extent as such member).

Section 7.06 Exit Cooperation.

(a) Following the expiration of the Lock-Up Period, if so requested by the Investor, the Company and each other Member shall use commercially reasonable efforts to assist with and facilitate the marketing of the Transfer of any or all of the Units owned by the Investor or its Affiliates and any related Transfer transaction, including (in the case of the Company) by retaining an investment banker and legal counsel selected by the Investor (and reasonably acceptable to the Company) to market and implement the transaction to prospective investors that are permitted to acquire such Units in accordance with the terms hereof, making available reasonable due diligence information related to the Company and its subsidiaries and making its officers and personnel available to reasonably participate in connection with such efforts, provided, that neither the Company nor any Member nor any of their respective Affiliates shall be required to, or to cause any other Person to, waive any rights, make any concessions, incur any material liability or obligation, or amend or modify the terms of any contract or agreement in connection with the provision of the marketing assistance as contemplated hereby, and provided further, that the Company shall be entitled to establish reasonable due diligence processes and procedures so as to minimize the disruption on the ordinary operations of the Company and its subsidiaries. All fees, costs and expenses incurred by the Company, any non-participating Member or any of their respective Affiliates in connection with any transaction (whether or not consummated) arising from the exercise of the marketing rights described in this Section 7.06 (including the fees, costs and expenses of any investment banker or legal counsel engaged by the Company, any such non-participating Member or any of their respective Affiliates, but not including any internal costs or overhead incurred by the Company or any non-participating Member or any of their respective Affiliates in furtherance of this Section 7.06) shall be borne and paid by the Investor or its Affiliates.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(b) For the avoidance of doubt, Section 7.06(a) shall not limit the applicability of the other clauses of this Article VII.

(c) Notwithstanding anything herein to the contrary, if as of the date that is the ten (10) year anniversary of the Closing Date the Investor or any of its Affiliates hold any Units, the restrictions included in this Article VII (other than Section 7.05(b), (d), (f)(1), (f)(2) or (g)) shall no longer apply to the Investor or any such Affiliate, but, for the avoidance of doubt the foregoing restrictions shall still apply to each other Member; provided, that this Section 7.06(c) shall not permit Investor or any such Affiliate to Transfer any Units to any Prohibited Person.

ARTICLE VIII.

GOVERNING LAW; DISPUTES

Section 8.01 Governing Law; Consent to Jurisdiction.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to choice of laws or conflict of laws principles that would require or permit the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event that such court does not have jurisdiction, to the exclusive jurisdiction of the U.S. District Court for the District of Delaware) respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 11.01.

Section 8.02 Dispute Resolution.

(a) Except as otherwise provided herein, in the event of any dispute, claim or difference arising between the Parties in respect of the subject matter, the interpretation or the effect of this Agreement, such Parties (the “Involved Parties”) shall use their best endeavors to settle successfully such dispute, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to the Involved Parties.

(b) If the Involved Parties do not reach a solution within a period of 30 days, then either party may submit such matter to the Court of Chancery of the State of Delaware (or in the event that such court does not have jurisdiction, to the U.S. District Court for the District of Delaware).

Section 8.03 Continuing Obligations.

Pending settlement of any dispute, the Parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an order of a court settling such dispute.

Section 8.04 Waiver of Jury Trial.

EACH MEMBER HEREBY IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.

ARTICLE IX.

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

Section 9.01 General.

Confidential Information shall not be disclosed by a Member or any of its Affiliates to any third party or the public without the prior written consent of Investor with respect to a disclosure by Sponsor Member or its Affiliates or of Sponsor Member with respect to a disclosure by Investor or its Affiliates. Company shall not disclose Confidential Information except as permitted pursuant to Section 9.02 without the Approval of the Board and the Investor.

Section 9.02 Exceptions.

The restriction imposed by Section 9.01 shall not apply to a disclosure of Confidential Information:

(a) to government agencies as required by the terms of any Governmental Authorizations;

(b) to direct or indirect equityholders, directors, officers, employees, partners (including limited partners), members, agents, and attorneys of a Party or an Affiliate of a Party who have a bona fide need to know such Confidential Information for purposes related to the disclosing Member’s interest in the Company and who have been advised of the confidential nature of such information;

(c) to any third party to whom the disclosing Member or its Affiliates lawfully contemplates a Transfer of all or any part of its interest in or to this Agreement and the Units (in accordance with the terms hereof);

(d) to a Governmental Authority or stock exchange or to the public which the disclosing Member or its Affiliates believes in good faith is required to be made by (i) any applicable Legal Requirements, (ii) any order, decree or directive of any competent judicial, legislative or regulatory body or authority applicable to the disclosing Party or its Affiliates or (iii) the rules of any relevant stock exchange or securities regulatory authority; provided that any obligation to file all or a portion of this Agreement with any securities regulatory authority shall be in accordance with Section 9.05;

(e) to (i) the Senior Lenders, (ii) any other actual or potential lenders, investors or underwriters of the disclosing Party or its Affiliates who have a bona fide need to be informed and (iii) any ratings agency that is providing or has been requested to provide a credit rating for the debt or preferred equity financing of the Project Company or any direct or indirect parent company of the Project Company or such Party or its Affiliates;

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

(f) to independent accountants, legal counsel or other technical or professional advisors engaged by a Party or its Affiliates for the purpose only of enabling such accountants, legal counsel or other professional advisors to give appropriate advice in respect of matters arising under this Agreement related to operations of the Company or in respect of the normal business operations of the disclosing Party or its Affiliates;

(g) to any recognized merchant or investment banking firm engaged in giving advice to the disclosing Member or its Affiliates in connection with this Agreement or in respect of the normal business operations of the disclosing Member or its Affiliates; or

(h) in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the disclosing Party and approved by the court.

In any case involving disclosure by a Member to which Section 9.02(a), (c), (d), (e) or (g) is applicable (subject to Section 9.03 with respect to disclosures required by applicable Legal Requirements), the disclosing Member shall, except as provided in Section 9.03, give notice to Sponsor Member with respect to any disclosure by Investor or its Affiliates or to Investor with respect to any disclosure by Sponsor Member or its Affiliates, in each case, at least seven days in advance of the making of such disclosure; provided, however, that such notice shall not be required with respect to information disclosed pursuant to Section 9.02 on a regular basis in the ordinary course of business or in connection with any Permitted Upstream Transfer. Such notice shall identify the Confidential Information to be disclosed and the recipient. As to any disclosure pursuant to Section 9.02(b), (c), (e), (f) or (g), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed. As to any disclosure pursuant to Section 9.02(a) or (d), the disclosing Member shall disclose, or permit the disclosure of, only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof. As to any disclosure pursuant to Section 9.02(c), (e) or (g), such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Article IX. Notwithstanding the absence of a required written agreement, the disclosing Party shall be responsible for assuring that no unauthorized disclosure of information to be kept confidential pursuant to Section 9.01 is made by any Person receiving information pursuant to Section 9.02(b) or (f); provided that no Party shall be liable to any other Party for the fraudulent or negligent disclosure of Confidential Information by any such Person if the Party who seeks to take the benefit of this clause shall have taken reasonable steps to ensure the preservation and confidential nature of the information.

Section 9.03 Public Announcements.

Each Member shall, in advance of making, or any of its Affiliates making, a public announcement to a stock exchange or otherwise concerning this Agreement or the Company, advise the other Member of the text of the proposed report and provide the other Member with the opportunity to comment upon the form and content thereof before the same is issued; provided, however, that a Member or an Affiliate may make a public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning the publicly traded securities of its direct or indirect parent (in which case the disclosing Member will

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

use its reasonable best efforts to advise the other Member prior to the disclosure). If the other Member does not respond within 48 hours (excluding days that are not Business Days) or such lesser time specified as the maximum by the issuing Member or Affiliate, the announcement or report may be issued. The final text of the same and the timing, manner and mode of release shall be the sole responsibility of the issuing Member who shall indemnify, defend and hold the other Member and its Affiliates, together with Company and Company, harmless in respect of any third party claims arising therefrom.

Section 9.04 Duration of Confidentiality.

The provisions of this Article IX shall apply during the term of this Agreement and for two years following termination of this Agreement and, as to any Member who Transfers its Units in accordance with Article VII, for two years following the date of such occurrence.

Section 9.05 Redacted Filings.

If a Member determines that this Agreement is or has become a material contract that is required to be filed pursuant to applicable securities laws or other Legal Requirement, such Member covenants:

(a) to file on EDGAR, as applicable, a redacted version of this Agreement in order not to prejudicially affect the interests of the Members; and

(b) to consult with the other Members on the preparation of such redacted Agreement prior to filing.

ARTICLE X.

TERMINATION

Section 10.01 Termination of Agreement.

(a) Termination. Except as otherwise provided herein, this Agreement shall continue in full force and effect without limit until the earlier of the following events:

(i)	all the Members agree in writing to terminate this Agreement;

(ii)	an effective resolution is passed or a binding order is made for the winding up of Company; or

(iii)	there remains only one Member;

provided, however, that this Agreement shall cease to have effect with regards to any Person who ceases to hold directly or indirectly any Units pursuant to and in accordance with the terms of this Agreement save for any provisions hereof which, expressly or by implication, are to continue in full force and effect thereafter.

(b) Winding Up. If Company is wound up by way of a voluntary winding up Approved by the Board, the Members shall procure a liquidator that is acceptable to each of the Members.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Section 10.02 Right to Data After Termination.

After termination of this Agreement by written agreement of all Parties, each Member shall be entitled to copies of all information related to the Company during the term of this Agreement not previously furnished to it, but a Member shall not be entitled to any such copies after any other termination for any other reason.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Notices.

All notices and other communications hereunder shall be in writing, and shall be effective (i) when personally delivered, including delivery by express courier service, (ii) on the day of receipt specified in any return receipt if it shall have been deposited in the mails or (iii) if transmitted by fax or electronic mail, on the date of transmission, in each case, to the addressee Party’s principal address stated below, whichever of the foregoing shall first occur; provided that any notice received after normal business hours at the place of delivery shall not be effective until the next Business Day at the place of delivery. Until otherwise specified by notice, the addresses for any notices shall be:

(a)	If to Sponsor Member to:

Calcasieu Pass Funding, LLC

1001 19th Street North

Suite 1500

Arlington, VA 22209

Attention: Managing Member

Fax No.:  [***]

Email:   [***]

with a copy to:

Latham & Watkins LLP

885 3rd Avenue

New York, NY 10022

Attention: [***]

(b)	If to Investor, to:

Stonepeak Bayou Holdings LP

c/o Stonepeak Infrastructure Partners

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Attention:  [***]

Email:    [***]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

and:

Stonepeak Bayou Holdings LP

c/o Stonepeak Infrastructure Partners

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Attention:  [***]

Email:    [***]

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  [***]

Email:    [***]

(c)	If to Company to:

Calcasieu Pass Holdings, LLC

1001 19th Street North

Suite 1500

Arlington, VA 22209

Attention: Board of Managers

Fax No.:  [***]

Email:    [***]

A Party may change its address from time to time by notice to the other Parties.

Section 11.02 Assignment.

No Party may Transfer all or any portion of its rights and/or obligations under this Agreement except in accordance with the applicable provisions hereof. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.03 Waiver.

Except as otherwise provided in this Agreement, failure on the part of any Party to exercise any right hereunder or to insist upon strict compliance by any other Party with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition or limit the Party’s right thereafter to enforce any provision or exercise any right, power or remedy. No provision of this Agreement shall be construed to be a waiver by any of the Parties of any rights or remedies such Party may have against any other Party for failure to comply with the provisions of this Agreement and, except as expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or hereafter existing at law or in equity.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Section 11.04 Amendments.

This Agreement may not be amended or modified except by a written instrument signed by all of the Members, and Company shall be bound by any such amendment or modification. No Member shall be bound by any modification or amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the Members.

Section 11.05 Force Majeure.

The obligations of a Party shall be suspended to the extent and for the period that performance by such Party is prevented by any event of Force Majeure; provided that the affected Party shall give notice to the other Parties promptly, but in no event later than 30 days after the suspension of performance, stating in such notice the nature of the suspension, the reasons for the suspension and the expected duration of the suspension. The affected Party shall resume performance as soon as reasonably possible. Any time period during which performance must be achieved and as to which such performance is delayed because of Force Majeure shall be extended by a period equal to the period of suspension. Notwithstanding anything in this Section 11.05 to the contrary, an event of Force Majeure shall not excuse any payment obligation of any Party hereunder.

Section 11.06 Further Assurances.

Each Party shall take from time to time upon request of another Party, for no additional consideration, such actions and shall execute and acknowledge in form required by law for recording or registering with the proper Person and shall deliver to the requesting Party such notices, deeds or other instruments incorporating, referring to, or carrying out the provisions of this Agreement as the requesting Party may reasonably deem necessary in order to preserve or protect its interest under this Agreement or as may be reasonably necessary or convenient to implement and carry out the intent, provisions of and purpose of this Agreement.

Section 11.07 Survival of Terms and Conditions.

The provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Party in whose favor they run.

Section 11.08 Entire Agreement.

This Agreement, including all attached Schedules, and the Purchase Agreement contain the entire and final understanding of the Members and supersede all other prior agreements and understandings between the Members related to the subject matter of this Agreement.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Section 11.09 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. The validity of remaining sections, provisions, terms and parts of this Agreement shall not be affected by a court, administrative board or other proceeding of competent jurisdiction deciding that a provision, term or part of this Agreement is illegal, unenforceable, in conflict with any law or contrary to public policy. In such event the Parties shall undertake good faith efforts to amend this Agreement in order to replace such provision by a reasonable new provision or provisions which, as far as legally possible, shall approximate what the Parties intended by such original provision and the purpose thereof. Without limiting the generality of the foregoing, nothing in this Agreement shall require any Manager to act in contravention of the duties imposed on such Manager by applicable Legal Requirements.

Section 11.10 No Third-Party Beneficiary.

Except as specifically provided herein, no term or provision of this Agreement or the Schedules hereto is intended to be, or shall be construed to be, for the benefit of or enforceable by any Person, including any investment banker, broker or agent, and no such other Person shall have any right of cause of action hereunder. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company or any Member, other than the provisions of Section 7.02(a) and Section 7.03(d) which are for the benefit of, and may be enforced by a creditor of a Member.

Section 11.11 Time Is of the Essence.

A material consideration of the Members entering into this Agreement is that the other Members will make all contributions and other payments as and when due and will perform all other obligations under this Agreement in a timely manner. Except as otherwise specifically provided in this Agreement, time is of the essence for each and every provision of this Agreement.

Section 11.12 Limitation of Liability.

Each Party waives any claim for incidental or consequential damages hereunder, including damages for lost profits or for the speculative value or development potential of the business conducted by the Company.

Section 11.13 Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile signatures, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CALCASIEU PASS FUNDING, LLC

By	/s/ D. Michael Eberhardt
Name: D. Michael Eberhardt Title: Chief Financial Officer

[Signature Page to LLC Agreement of Calcasieu Pass Holdings, LLC]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

STONEPEAK BAYOU HOLDINGS LP

By: Stonepeak Associates III LLC, its general partner

By: Stonepeak GP Holdings III LP, its sole member

By: Stonepeak GP Investors III LLC, its general partner

By: Stonepeak GP Investors Manager LLC, its managing member

By:	/s/ Jack Howell
Name: Jack Howell Title: Senior Managing Director

[Signature Page to LLC Agreement of Calcasieu Pass Holdings, LLC]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

CALCASIEU PASS HOLDINGS, LLC

By	/s/ D. Michael Eberhardt
Name: D. Michael Eberhardt Title: Chief Financial Officer

[Signature Page to LLC Agreement of Calcasieu Pass Holdings, LLC]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule A

Members

As of August 19, 2019

[Omitted]

08-16-2019

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule B

U.S. TAX PROVISIONS

[Omitted]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule C

Managers

[Omitted]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule D

Officers

[Omitted]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule E

Form of Certificates

[Omitted]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule F

Calculation of Conversion to Common Units

[Omitted]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule G

Initial Budget

[Omitted]

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Schedule H

Approved Sponsor Contract

[Omitted]